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SBA Communications Corporation

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SBA Communications Corporation 5900 Broken Sound Parkway NW Boca Raton, Florida 33487

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

March 24, 2011

Dear Shareholder:

It is my pleasure to invite you to attend SBA Communications Corporation’s 2011 Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 4, 2011, at 10:00 a.m. local time at our corporate office, located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. At the meeting, you will be asked to:

1.	Elect two directors as follows: Steven E. Bernstein and Duncan H. Cocroft for a three-year term expiring at the 2014 Annual Meeting of Shareholders.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2011 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers.

4.	Approve, on an advisory basis, the frequency of the shareholder vote on the compensation of our named executive officers.

5.	Approve an amendment to the 2008 Employee Stock Purchase Plan modifying the class of eligible employees and making other technical amendments.

6.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only shareholders of record as of the close of business on March 7, 2011 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 4, 2011.

Sincerely,

Steven E. Bernstein Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about March 24, 2011.

SBA’s proxy statement and annual report are available online at www.edocumentview.com/SBAC.

i

SBA Communications Corporation 5900 Broken Sound Parkway NW Boca Raton, Florida 33487

PROXY STATEMENT

Proxy Statement for Annual Meeting of Shareholders to be held on May 4, 2011

You are receiving this proxy statement because you own shares of our Class A common stock that entitle you to vote at the 2011 Annual Meeting of Shareholders. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2011 Annual Meeting

We will hold the 2011 Annual Meeting on Wednesday, May 4, 2011, at 10:00 a.m. local time at our corporate offices located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487.

Questions and Answers About Voting at the Annual Meeting and Related Matters

Q:	Who may vote at the Annual Meeting?

A:	You may vote all of the shares of our Class A common stock that you owned at the close of business on March 7, 2011, the record date. On the record date, we had 114,519,496 shares of our Class A common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of our Class A common stock held by you on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with SBA’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “shareholder of record.”

If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials (“Notice”) has been forwarded to you by your nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;
•	by telephone;
•	by mail, if you have received a paper copy of the proxy materials; or
•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the Annual Meeting.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What am I voting on?

A:	At the Annual Meeting you will be asked to vote on the following five proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
1. To elect Steven E. Bernstein and Duncan H. Cocroft as directors for a three-year term expiring at the 2014 Annual Meeting of Shareholders.	FOR

2. To ratify the appointment of Ernst & Young LLP (“E&Y”) as our independent registered certified public accounting firm for the 2011 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

4. To approve, on an advisory basis, the frequency of the shareholder vote on the compensation of our named executive officers (every three, two or one year), which we refer to as “Say on Frequency.”	FOR the option of every three years

5. To approve an amendment to the 2008 Employee Stock Purchase Plan modifying the class of eligible employees and making other technical amendments.	FOR

We will also consider other business that properly comes before the meeting in accordance with Florida law and our Bylaws.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Steven E. Bernstein and Jeffrey A. Stoops, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

Q:	How many votes are needed to elect the director nominees (Proposal 1)?

A:	Pursuant to the terms of our Bylaws, a plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of each director. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director.

Q:	How many votes are needed to approve the ratification of E&Y (Proposal 2)?

A:	Under our Bylaws, a majority of the votes cast is required to approve the ratification of E&Y as our independent registered certified public accounting firm.

Q:	How are votes counted for the advisory proposals regarding Say on Pay (Proposal 3) and Say on Frequency (Proposal 4)?

A:	Proposals 3 and 4 are advisory votes which are mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). This means that while we ask shareholders to approve resolutions regarding Say on Pay and Say on Frequency, these are not actions that require shareholder approval. Consequently, our Bylaw provisions regarding voting requirements do not apply to these two proposals. We will report the results of the shareholder vote on these two proposals based on the number of shares cast. If more shares vote “FOR” the Say on Pay proposal than vote “AGAINST,” we will consider that the proposal was approved. For the Say on Frequency, we will consider that the shareholders have recommended whichever option (three, two or one year) that receives the greatest number of votes cast.

Q:	What is the effect of the advisory votes on Proposals 3 and 4?

A:	Although the advisory votes on Proposals 3 and 4 are non-binding, our Board and the Compensation Committee will review the results of the votes and take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Q:	How many votes are needed to approve the amendment to the 2008 Employee Stock Purchase Plan (Proposal 5)?

A:	Under our Bylaws, a majority of the votes cast is required to approve the amendment to the 2008 Employee Stock Purchase Plan.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” proposals 1, 2, and 3, for the “3 year” option in proposal 4, and “FOR” proposal 5. If other matters properly come before the meeting, Steven E. Bernstein and Jeffrey A. Stoops will have the authority to vote on those matters for you at their discretion. As of the date of this proxy, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

Election of Directors	No	None

Ratification of Auditors	Yes	Not Applicable

Say on Pay	No	None

Say on Frequency	No	None

Amendment to the 2008 Employee Stock Purchase Plan	No	None

Q:	What if I abstain or withhold authority to vote on a proposal?

A:	If you sign and return your proxy marked “abstain” or “withhold” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who can attend the Annual Meeting?

A:	Only shareholders and our invited guests are invited to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Q:	Where can I find voting results of the Annual Meeting?

A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.

Q:	Who should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487, Attention: Investor Relations, Telephone: (561) 995-7670.

I.	PROPOSAL 1 – ELECTION OF DIRECTORS

Our Bylaws permit the Board of Directors to set the size of the Board. Our Board of Directors currently consists of seven directors, divided into three classes. For the size and scope of our business and operations, we believe a board of approximately this size is appropriate as it is small enough to allow for effective communication among the members but large enough so that we get a diverse set of perspectives and experiences around our board room.

Our Board of Directors is currently divided into three classes. We believe that the classified Board is the most effective way for the Board to be organized because it ensures a greater level of certainty of continuity from year-to-year which provides stability in organization and experience. As a result of the three classes, at each Annual Meeting, directors are elected for a three year term. Class terms expire on a rolling basis, so that one class of directors is elected each year.

Our current directors and classifications are as follows:

Class I	Class II	Class III
Brian C. Carr	Kevin L. Beebe	Steven E. Bernstein
George R. Krouse, Jr.	Jack Langer	Duncan H. Cocroft
Jeffrey A. Stoops

The terms of the two current Class III directors expire at the 2011 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee has recommended that Steven E. Bernstein and Duncan H. Cocroft, each a current Class III director, be nominated for re-election for a three-year term expiring at the 2014 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Each of Messrs. Bernstein and Cocroft has consented to serve if elected.

As we discuss below under “Corporate Governance - Board Independence” on page 9, our Board of Directors annually conducts an evaluation of the independence of each director. Our Board of Directors has determined that Mr. Cocroft is qualified as an “independent” director under the listing standards of the Nasdaq Global Select Market.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success. Our directors were nominated because each is of high ethical character, highly accomplished in his field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with SBA’s image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

Nominees For Director For a Term of Office Expiring at the 2014 Annual Meeting

Steven E. Bernstein, 50, our founder, has served as our Chairman since our inception in 1989 and was our Chief Executive Officer from 1989 to 2001. Mr. Bernstein is also involved in a number of personal commercial real estate investments. Mr. Bernstein has a Bachelor of Science in Business Administration with a major in Real Estate from the University of Florida. Mr. Bernstein is also a visiting professor at Lynn University, and serves on the board of various local charities.

Qualifications. The Board nominated Mr. Bernstein to serve as a director of the Board because of his extensive senior management and operational experience in the wireless communications industry, including as the founder and first President and Chief Executive Officer of SBA.

Duncan H. Cocroft, 67, has served as a director of SBA since August 2004. Mr. Cocroft is a private investor who retired in March 2004 from Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries. Mr. Cocroft was Executive Vice President – Finance and Treasurer of Cendant and Executive Vice President and Chief Financial Officer of PHH Corporation, Cendant’s wholly-owned finance subsidiary. Prior to joining Cendant in June 1999, Mr. Cocroft served as Senior Vice President, Chief Administrative Officer and Principal Financial Officer of Kos Pharmaceuticals, where he was responsible for finance, information systems and human resources. His other prior senior management positions include Vice President – Finance and Chief Financial Officer of International Multifoods, an operator of food manufacturing businesses in the U.S. and Canada, and Vice President and Treasurer of Smithkline Beckman, a pharmaceutical company. Mr. Cocroft also serves on the Board of Directors of Visteon Corporation, a global automotive supplier company, and previously served on the Board of Directors of Atlas Air Worldwide Holdings, Inc., a global airfreight company.

Qualifications. The Board nominated Mr. Cocroft to serve as a director of the Board because of his past experience as a Chief Financial Officer and other financial oversight positions at large, global public companies, as well as other senior management experience including responsibility for information systems and human resources.

Directors Continuing in Office

Class I Directors

Terms Expire at the 2012 Annual Meeting

Brian C. Carr, 49, has served as a director of SBA since May 2004. Since October 2009, Mr. Carr has been a private investor and consultant. From May 2008 to September 2009, he served as a co-founder and Chief Executive Officer of OralDNA Labs, a privately held salivary diagnostic company focused on the dental profession which was acquired by Quest Diagnostics in May 2009. Mr. Carr previously served as Chairman and Chief Executive Officer of American Esoteric Laboratories, a company engaged in advanced clinical laboratory testing, from June 2003 until January 2007 when it was acquired by Sonic Healthcare Limited. From November 2000 to April 2003, Mr. Carr was the President and a director of AmeriPath, Inc., a publicly held anatomic pathology laboratory company. From March 1997 to November 2000, Mr. Carr was the founder, President, Chief Executive Officer and a director of InformDX, a pathology services company that was acquired by AmeriPath.

Qualifications. The Board nominated Mr. Carr to serve as a director of the Board because of his experience in founding, growing and managing public and private companies, including extensive mergers and acquisitions experience. The Board also recognized his accounting and financial experience gained initially through a Big Four public accounting firm and enhanced through his public and private company senior management positions.

George R. Krouse, Jr., 65, has served as a director of SBA since October 2009. Mr. Krouse, an attorney, retired in December 2007 after spending 37 years at the law firm of Simpson Thacher & Bartlett LLP, where he practiced in the corporate, capital markets and merger and acquisition areas. While at Simpson Thacher & Bartlett LLP, Mr. Krouse served as Head of the Corporate Department and Senior Administrative Partner of the firm. Mr. Krouse also serves on the Board of Visitors at Duke

University School of Law and is a 2002 recipient of the Law School’s Distinguished Alumni Award. In 2006 he was appointed a Senior Lecturing Fellow at the Law School.

Qualifications. The Board nominated Mr. Krouse to serve as a director of the Board because of his years and depth of experience as a securities and M&A partner at a major law firm, where he counseled large companies on matters of corporate governance, risk oversight, capital markets, general business matters and acquisition transactions, as well as his senior financial and business management experience at this same firm.

Class II Directors

Terms Expire at the 2013 Annual Meeting

Kevin L. Beebe, 52, has served as a director of SBA since October 2009. Since November 2007, he has been President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to investors and management, and whose clients include Carlyle Group, GS Capital Partners, KKR and TPG Capital. Previously he was Group President of Operations at ALLTEL Corporation, a telecommunications services company, from 1998 to 2007. From 1996 to 1998, Mr. Beebe served as Executive Vice President of Operations for 360° Communications Co., a wireless communications company. Mr. Beebe also serves on the Board of Directors of Skyworks Solutions, Inc., a semiconductor company, and on the Board of Directors of NII Holdings, Inc., a mobile phone company.

Qualifications. The Board nominated Mr. Beebe to serve as a director of the Board because of his executive and management experience, and in particular his extensive experience in telecommunications.

Jack Langer, 62, has served as a director of SBA since May 2004. Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer served as Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer served as the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer served as Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer also serves on the Board of Directors of CKX, Inc., a publicly traded company engaged in the ownership, development and commercial utilization of entertainment content.

Qualifications. The Board nominated Mr. Langer to serve as a director of the Board because of his management and advisory experience with national and global companies as well as his vast experience in investment banking, including his experience in raising capital for companies and mergers and acquisitions.

Jeffrey A. Stoops, 52, President, Chief Executive Officer and director, joined SBA in April 1997 and has served as a director of SBA since August 1999. Mr. Stoops was appointed Chief Executive Officer effective as of January 2002, President in April 2000, and previously served as our Chief Financial Officer.

Qualifications. The Board nominated Mr. Stoops to serve as a director of the Board because of his current and prior senior executive and financial management experience at SBA, his operational knowledge and experience at SBA and his business and competitive knowledge of the wireless industry.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the director nominees.

II.	CORPORATE GOVERNANCE

Meetings

During 2010, the Board of Directors held a total of 9 meetings, including 5 regular meetings and 4 special meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the period which he was a director and (2) the total number of meetings of all Board committees (“Committees”) on which he served during the period which he was a director. It is the policy of the Board of Directors of SBA to encourage its members to attend SBA’s Annual Meeting of Shareholders. All members of the Board of Directors were present at SBA’s 2010 Annual Meeting of Shareholders, except for Mr. Carr who was unable to attend due to unforeseen extenuating circumstances.

The independent members of the Board of Directors generally meet in executive session at each regularly scheduled meeting of the Board.

Board Independence

The Nasdaq listing standards require that a majority of our Board of Directors and all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (“NCG Committee”) be comprised of directors who are “independent,” as such term is defined by Rule 5605(a)(2) of Nasdaq’s Marketplace Rules. Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our senior management or other members of our Board of Directors, and all relevant facts and circumstances regarding any such transactions or relationships. In February 2011, our Board of Directors undertook its annual review of director independence. Based on this review, our Board of Directors has determined that each of our directors, with the exception of Messrs. Bernstein and Stoops, is independent.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board has no policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for SBA. Currently, SBA separates the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of SBA and the day to day leadership and performance of SBA, while the Chairman of the Board provides guidance to the CEO, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, SBA believes that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of SBA’s performance and governance standards.

Board Committees

The Board has three standing Committees: the Audit Committee, the Compensation Committee and the NCG Committee. Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the NCG Committee setting forth the responsibilities of the Committees can be found under the Investor Relations-Corporate Governance section of our website at http://ir.sbasite.com/governance.cfm, and such information is also available in print to any shareholder who requests it through our Investor Relations department. We periodically review and revise the Committee charters. The Board adopted a revised NCG Committee Charter on January 20, 2011, and a revised Audit Committee Charter and Compensation Committee Charter on October 28, 2010. A summary of the current composition of each Committee and its responsibilities is set forth below.

Name	Audit	Nominating and Corporate Governance	Compensation
Steven E. Bernstein(1)	–	–	–
Jeffrey A. Stoops	–	–	–
Kevin L. Beebe	Member	Member	–
Brian C. Carr	Member	–	Member(3)
Duncan H. Cocroft	Chair	–	Member
George R. Krouse, Jr.	–	Chair(2)	Member
Jack Langer	–	Member(2)	Chair(3)

(1)	Chairman of the Board
(2)

Mr. Langer served as the Chair of the Nominating and Corporate Governance Committee from January 1, 2010 until our 2010 Annual Meeting on May 6, 2010. Mr. Krouse was appointed Chair of the Nominating and Corporate Governance Committee, effective May 6, 2010.

(3)

Mr. Carr served as the Chair of the Compensation Committee from January 1, 2010 until our 2010 Annual Meeting on May 6, 2010. Mr. Langer was appointed Chair of the Compensation Committee, effective May 6, 2010.

•	Audit Committee

Number of Meetings in 2010: 6

The Audit Committee is responsible for establishing our audit policies, selecting our independent auditors and overseeing the engagement of our independent auditors. The Audit Committee Chairperson reports on Audit Committee actions and recommendations at Board of Director meetings.

Audit Committee Financial Expert: The Board of Directors has determined that the Audit Committee has at least one “audit committee financial expert” pursuant to applicable SEC rules and that Duncan H. Cocroft, an independent director in accordance with the applicable independence standards for directors and audit committee members under Rule 5605(a)(2) and IM 5605-3 of Nasdaq’s Marketplace Rules, meets the requirements of an audit committee financial expert pursuant to such SEC rules. For information regarding Mr. Cocroft’s business experience, see “Proposal 1 – Election of Directors.”

•	Compensation Committee

Number of Meetings in 2010: 6

The Compensation Committee is responsible for establishing salaries, incentives and other forms of compensation for our Chief Executive Officer, each of our executive officers and our Chief Accounting Officer (collectively, the “Officer Group”) and our directors. In addition, the Compensation

Committee is responsible for administering our equity-based compensation plans, including awards under such plans. The Compensation Committee Chairperson reports on Compensation Committee actions and recommendations at Board of Director meetings.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. For 2010, the Compensation Committee again selected and retained F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm, and instructed FW Cook to provide the Compensation Committee with a review of competitive market data for each member of the Officer Group, and to work directly with the Compensation Committee to prepare proposals for 2010 executive compensation and director compensation. FW Cook does not perform any other services for us other than its consulting services to the Compensation Committee. We believe that the use of independent consultants provides additional assurance that our programs are reasonable and consistent with our objectives.

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis – Management’s Role in the Compensation-Setting Process,” our CEO provides the Compensation Committee with (1) evaluations of each named executive officer, including himself, and (2) recommendations regarding base salary levels for the upcoming year for each named executive officer, an evaluation of the extent to which the named executive officer met his annual incentive plan target, and the aggregate total long-term incentive value that each named executive officer should receive. Our CEO typically attends all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items, and is generally excused from the meetings as appropriate, including for discussions regarding his own compensation. The Compensation Committee may delegate to SBA’s management the authority to administer incentive compensation and benefit plans provided for employees, including the authority to grant awards to certain recipients under our equity-based compensation plans, as it deems appropriate and to the extent permitted by applicable laws, rules, regulations and Nasdaq listing standards.

•	Nominating and Corporate Governance Committee

Number of Meetings in 2010: 5

The NCG Committee is responsible for (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) advising the Board with respect to Board composition, procedures and the Committees; (iii) overseeing periodic evaluations of the Board and the Committees, including establishing criteria to be used in connection with such evaluations; and (iv) reviewing and reporting to the Board on a periodic basis with regards to matters of corporate governance. The NCG Committee Chairperson reports on NCG Committee actions and recommendations at Board of Director meetings. The NCG Committee has in the past and may in the future retain the services of a third party search firm providing recruitment and leadership development services to assist the NCG Committee in identifying and evaluating potential nominees for the Board of Directors.

Consideration of Director Nominees. The NCG Committee considers possible candidates for nominees for directors from many sources, including management and shareholders. The NCG Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the NCG Committee, in accordance with the Criteria for Nomination to the Board of Directors, which is attached as Annex A to the NCG Committee charter. The Criteria for Nomination to the Board of Directors contains the following requirements, among others, for suitability:

•	high ethical character and a reputation that is consistent with SBA’s reputation;
•	superior credentials;
•	current or prior experience as a CEO, President or CFO of a public company or leading a complex organization;
•	relevant expertise and experience;
•	the number of other boards (and their committees) on which a candidate serves;
•	the ability to exercise sound business judgment; and
•	the lack of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

While SBA does not have a formal policy regarding the consideration of diversity in identifying and evaluating potential director candidates, the Criteria for Nomination to the Board of Directors requires that, when considering nominees, the NCG Committee should seek to provide a diversity of race and gender, a diversity of viewpoints and a balance of experience among the directors. Further, SBA’s Corporate Governance Guidelines require that any search firm retained to assist the NCG Committee in seeking candidates for the Board be instructed to seek to include diverse candidates in terms of race and gender.

The NCG Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to SBA’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the NCG Committee or the Board decides not to re-nominate a member for re-election, the NCG Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the NCG Committee and Board are polled for suggestions as to individuals meeting the criteria of the NCG Committee. In addition, from time to time, the NCG Committee has engaged the services of executive search firms to assist the NCG Committee and the Board of Directors in identifying and evaluating potential director candidates.

Corporate Governance Guidelines

The Board of Directors has voluntarily adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director independence, director qualifications, committee membership and structure, shareholder communications with the Board, director compensation and the annual performance evaluation of the Board. Our Corporate Governance Guidelines provide, among other things, that:

•	A majority of directors of the Board must be independent as defined by Nasdaq Marketplace Rules;
•	No director may serve on more than two public company boards in addition to SBA’s Board without prior consultation with the Chairman of the NCG Committee;

•	The Board will appoint all members of the Board committees;
•	The Board will have, at all times, an Audit Committee, Compensation Committee and NCG Committee, and each of their members will be independent; and
•	The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

From time to time, the NCG Committee will review our Corporate Governance Guidelines, and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines, which were last revised on January 20, 2011, are available to view at our website, www.sbasite.com, under the Investor Relations-Corporate Governance section.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2010, Messrs. Carr, Cocroft, Krouse and Langer served as members of the Compensation Committee, and none of these directors was, during 2010, an officer or employee of SBA, or was formerly an officer of SBA. There were no transactions during the 2010 fiscal year between us and any of the directors who served as members of the Compensation Committee for any part of the 2010 fiscal year that would require disclosure by SBA under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Certain Relationships and Related Transactions

Since January 1, 2010, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of Regulation S-K.

Code of Ethics/Related Party Transaction Policy

The Board of Directors has adopted our Code of Ethics for Senior Financial Officers (“Code of Ethics”), which we periodically revise. The Board adopted a revised Code of Ethics on October 28, 2010. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver. The Code of Ethics sets forth standards of conduct applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to promote honest and ethical conduct, proper disclosure in SBA’s periodic filings, and compliance with applicable laws, rules and regulations. Our Code of Ethics is available to view at our website, www.sbasite.com, under the Investor Relations-Corporate Governance section.

We are committed to upholding the highest ethical and legal conduct in fulfilling our responsibilities and recognize that related person transactions can present a heightened risk of actual or apparent conflicts of interest. Accordingly, it is our preference to avoid related person transactions generally. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which SBA is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of SBA’s Class A common stock, or any immediate family member of such persons has or will have a direct or indirect material interest.

The Board of Directors has adopted our Code of Conduct for Directors, Officers and Employees (“Code of Conduct”), which we periodically revise. The Board adopted a revised Code of Conduct on October 28, 2010. Our Code of Conduct requires directors, officers and all other employees to conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest. Our Code of Conduct generally requires (i) officers and directors to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to the General Counsel; and (ii) employees to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to their immediate supervisor. The General Counsel will determine if any such outside activities, financial interests or relationships constitute a conflict of interest and a related person transaction on a case-by-case basis and will promptly disclose such activities, interests or relationships to the appropriate Committee for their review and appropriate action, if necessary. Under applicable Nasdaq rules, all related person transactions, as defined in Item 404 of S-K, must be approved by our Audit Committee or another independent body of the Board of Directors. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

RISK MANAGEMENT

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect SBA. This oversight and management is conducted primarily through Committees, as disclosed in the descriptions of each of the Committees above and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. In carrying out its responsibilities, the Audit Committee works closely with Internal Audit and other members of SBA’s enterprise risk management team. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies their oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within SBA.

Compensation Risks

In early 2011, as part of our risk management process, we completed a comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. In evaluating our compensation components, we took into consideration the following risk-limiting characteristics:

•	Bonus payout is limited to 100% of target opportunity whether or not SBA significantly exceeds its financial metrics;
•	A high percentage of our overall pay mix is equity based, which incentivizes long-term appreciation of shareholder value;
•	Equity awards to our executive officers vest over a four-year period, which mitigates against taking short-term risks;
•	We have effective management processes for developing strategic and annual operating plans, and strong internal financial controls;
•	Our compensation program is overseen by the Board and the Compensation Committee; and
•	Our Stock Ownership Guidelines require executive officers to hold any vested restricted stock until the aggregate amount of their stock ownership exceeds a multiple of their annual base salary.

DIRECTOR COMPENSATION

General. The Board maintains a compensation arrangement for the non-executive directors of the Board. For 2010 and 2011, the Board compensation arrangement is comprised of the following types and levels of compensation:

•

Initial Equity Grant. Each newly elected independent director, defined as a director who is a non-employee director pursuant to Rule 16b-3 of the Exchange Act of 1934, as amended, at the time of such initial election, is entitled to receive a grant of non-qualified stock options to purchase 25,000 shares of Class A common stock with a per share exercise price equal to the fair market value per share of such stock at the grant date. These options vest and become exercisable in equal annual installments on each of the first five anniversaries of the grant date so long as the director continues to serve as a member of our Board of Directors.

•

Annual Equity Grant. Non-executive directors receive an equity grant at each annual meeting. Effective April 1, 2010, the Compensation Committee revised the non-executive director compensation policy to provide that the annual equity grant will be comprised of 2/3rds restricted stock units and 1/3rd stock options, together with an aggregate grant date value of $100,000. The aggregate grant date value is calculated in accordance with FASB ASC Topic 718, except that the stock price used in the calculation will be a derived price equal to the average closing price of our common stock in the two calendar months of March and April and exclude the estimated impact of assumed forfeitures. The restricted stock units and stock options will vest on the first, second and third year anniversary of their grant. In addition to the acceleration provisions provided under the relevant equity plan, annual equity grants to directors immediately vest if a director resigns from the board of directors, provided the director has completed three full years of service as a director prior to the effective date of such resignation. Pursuant to this policy, on May 6, 2010, each non-executive director of the Board was granted 1,866 restricted stock units, which represents a contingent right to receive 1,866 shares of Class A common stock. In addition, on May 6, 2010, each non-executive director of the Board was granted stock options to purchase 2,042 shares of Class A common stock with an exercise price of $32.81 per share, the closing price of the Class A common stock on May 6, 2010. The restricted stock units and stock options vest and become exercisable in three equal annual installments on the anniversary of the grant date or the day immediately prior to the annual meeting of shareholders in each of 2011, 2012 and 2013.

•

Retainer and Fees Paid in Cash. For the first quarter of 2010, each non-employee director was entitled to receive an annual retainer of $25,000 and a per meeting fee of $1,500 per in-person meeting and $750 per telephonic meeting regardless of the length of the meeting. Effective April 1, 2010, the Compensation Committee revised the non-employee director compensation policy to provide that each non-employee director will receive an annual retainer of $65,000 and all per meeting fees (in-person and telephonic) have been eliminated. For 2010 and 2011, each of the Audit Committee Chair and the Compensation Committee Chair receives an additional retainer of $10,000 while the Chair of the NCG Committee receives an additional retainer of $5,000. For the first quarter of 2010, all retainer fees were payable quarterly in cash or shares of Class A common stock at the option of the director. Effective April 1, 2010, the retainer fees are payable solely in cash. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors and/

or Committee meeting. Other than the Chairs of each of the Committees, directors who serve on any of the Committees of the Board of Directors described above do not receive any additional compensation for their services as a Committee member.

During 2010, each of Messrs. Beebe, Carr, Cocroft, Krouse and Langer received the annual cash compensation for his service as a director. Additionally, Mr. Cocroft received the annual cash compensation for his service as Audit Committee Chair, Messrs. Carr and Langer received a prorated amount of cash compensation for their period of service as Compensation Committee Chair, and Messrs. Langer and Krouse received a prorated amount of cash compensation for their period of service as NCG Committee Chair. Directors who are employees do not receive any additional compensation for their services as a director.

•

Non-Executive Chairman Compensation. Mr. Bernstein currently does not receive a retainer or meeting fees for serving as director. Mr. Bernstein received $73,988 in compensation during 2010 (excluding compensation attributable to restricted stock unit and stock option awards), including a salary of $65,000 for his strategic and advisory services as our non-executive Chairman. Mr. Bernstein is an employee of SBA and therefore is eligible to participate in all employee benefits and receives the supplemental medical reimbursement insurance that we provide to certain of our officers and key employees. During 2010, Mr. Bernstein’s perquisites consisted of $5,988 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan and $3,000 of company matching contributions to Mr. Bernstein’s 401(k) plan.

The following table sets forth information regarding the compensation of our non-executive directors for 2010. Mr. Stoops, our Chief Executive Officer and President, is omitted from the table as he does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Steven E. Bernstein	-	$61,223	$30,392	$73,988	(3)	$165,603
Kevin L. Beebe	$64,000	61,223	30,392	-		155,615
Brian C. Carr	69,750	61,223	30,392	-		161,365
Duncan H. Cocroft	74,750	61,223	30,392	-		166,365
George R. Krouse, Jr.	67,250	61,223	30,392	-		158,865
Jack Langer	72,250	61,223	30,392	-		163,865

(1)

Grants of Restricted Stock and Stock Options were made on May 6, 2010, in connection with the annual grant discussed above. The amounts in the “Stock Awards” column and the “Option Awards” column reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2010 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2010 grants, refer to Note 16 in our financial statements for the year ended December 31, 2010, which is included in our Annual Report on Form 10-K filed with the SEC.

(2)	The following table sets forth the aggregate number of unvested restricted stock units and unexercised stock options outstanding at December 31, 2010 for each of our non-executive directors.

Name	Aggregate Number of Unvested Restricted Stock Units Outstanding at December 31, 2010	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2010

Steven E. Bernstein	1,866	47,597
Kevin L. Beebe	1,866	27,042
Brian C. Carr	1,866	17,805
Duncan H. Cocroft	1,866	40,930
George R. Krouse, Jr.	1,866	27,042
Jack Langer	1,866	75,930

(3)

This amount represents $65,000 of salary, $5,988 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees and $3,000 of company matching contributions to the recipient’s 401(k) plan.

III.	EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers and key employees. Biographical information with respect to Mr. Stoops is set forth above under “Proposal 1 – Election of Directors.”

Name	Age	Position

Jeffrey A. Stoops	52	President and Chief Executive Officer
Brendan T. Cavanagh	39	Senior Vice President and Chief Financial Officer
Kurt L. Bagwell	46	President – International
Mark R. Ciarfella	45	Senior Vice President – Operations
Thomas P. Hunt	53	Senior Vice President, Chief Administrative Officer and General Counsel
Jason V. Silberstein	42	Senior Vice President – Property Management
Brian D. Lazarus	39	Vice President and Chief Accounting Officer
Jorge Grau	48	Vice President and Chief Information Officer
Neil H. Seidman	44	Vice President – Mergers and Acquisitions
Jim D. Williamson	65	Vice President – Services

Brendan T. Cavanagh, CPA, has served as our Senior Vice President and Chief Financial Officer since September 2008. Mr. Cavanagh joined SBA in 1998 and has held various positions, including serving as Vice President and Chief Accounting Officer from June 2004 to September 2008 and Vice President – Site Administration from January 2003 to June 2004. Prior to joining us, Mr. Cavanagh was a senior accountant with Arthur Andersen LLP where he was employed for three years.

Kurt L. Bagwell has served as our President – International since October 2010. Mr. Bagwell joined SBA Network Services, Inc., a subsidiary of ours, in February 2001 as Vice President of Network Services and served as our Senior Vice President and Chief Operating Officer from January 2002 to October 2010. Prior to joining us, Mr. Bagwell served as Vice President—Site Development for Sprint PCS from May 1995 to February 2001.

Mark R. Ciarfella has served as our Senior Vice President – Operations since October 2010. Mr. Ciarfella joined SBA in July 2007 as our Vice President—Tower Development. From 1997 to 2007, Mr. Ciarfella was the co-owner of a Florida based site development services company that provided site acquisition, zoning, construction management and program management services to the wireless telecommunication industry and was a partner in a communication tower company that specialized in building towers in the State of Florida. Mr. Ciarfella has more than 14 years experience in the wireless telecommunication industry working directly with PrimeCo Personal Communications and as a consultant for multiple other carriers.

Thomas P. Hunt has served as our Senior Vice President and General Counsel since September 2000. In May 2007, Mr. Hunt was also appointed Chief Administrative Officer. Prior to joining SBA, Mr. Hunt was a partner with Gunster, Yoakley & Stewart, P.A., a South Florida law firm, where he practiced for 16 years in the corporate and real estate areas. Mr. Hunt is a member of the Florida Bar.

Jason V. Silberstein, who has served as our Vice President – Property Management since April 2000, was promoted to Senior Vice President – Property Management in February 2009. Mr. Silberstein joined SBA in 1994 and has held various positions with us, including Director – Property Management and Regional Director – Florida.

Below is a summary of the business experience of each of our key employees.

Brian D. Lazarus, CPA, has served as SBA’s Vice President and Chief Accounting Officer since September 2008. Mr. Lazarus joined SBA in October 2006 and served as SBA’s Controller from October 2006 to September 2008. Prior to joining SBA, Mr. Lazarus was the Corporate Controller for AllianceCare, a privately owned multi-state health care organization, from December 2003 until October 2006. From April 2001 to December 2003, Mr. Lazarus was a Senior Audit Manager with Ernst & Young LLP. Previously, Mr. Lazarus spent six years with KPMG LLP.

Jorge Grau has served as our Vice President and Chief Information Officer since January 2006. Mr. Grau joined SBA in August 2003 as the Vice President of Information Technology. Prior to joining SBA, from July 2002 through August 2003, Mr. Grau was Director of Information Technology for Vision Care Holdings and, from August 1989 to May 2002, Mr. Grau served as Chief Information Officer of Bentley’s Luggage Corporation.

Neil H. Seidman has served SBA in merger and acquisition activity since June 1997. From June 1997 to December 2001, Mr. Seidman served as our Director of Acquisitions and Associate General Counsel. From January 2002 to December 2008, Mr. Seidman served as our primary outside mergers and acquisitions counsel as a partner in the law firm of Seidman, Prewitt, DiBello & Lopez, P.A. On January 1, 2009, Mr. Seidman rejoined SBA as our Vice President – Mergers and Acquisitions. Mr. Seidman is a member of the Florida, New York, Maryland and Washington D.C. bars.

Jim D. Williamson, who has served as our Vice President – Southeast Region since January 2001, was named our Vice President – Services in March 2009. Mr. Williamson joined us in October 1995 and has held various positions with us, including Vice President – Southeast Region from January 2001 to March 2009, Program Manager and Project Director responsible for network buildouts. Prior to joining us, Mr. Williamson was employed for 28 years in various capacities with BellSouth.

IV.	COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2010 compensation of our named executive officers, or NEOs. As discussed in Proposal 4 on page 52, we are conducting a Say on Pay vote this year that requests your approval of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” As part of that vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to the strong financial performance that SBA has provided to shareholders over the long term.

Our named executive officers are those executive officers listed below:

Jeffrey A. Stoops	President and Chief Executive Officer
Brendan T. Cavanagh	Senior Vice President and Chief Financial Officer
Kurt L. Bagwell	President, International
Thomas P. Hunt	Senior Vice President, Chief Administrative Officer and General Counsel
Jason V. Silberstein	Senior Vice President, Property Management

Executive Summary

We pay for performance. The core of our executive compensation philosophy is that our executives’ pay should be linked to the performance of SBA. Accordingly, our executives’ compensation is heavily weighted toward compensation that is performance-based or equity-based. Our NEO compensation for 2010 reflects this commitment.

•

Our executives’ compensation for 2010 consisted of a base salary, an annual incentive bonus and long-term equity awards that vest over a four-year period. For 2010, 83% of our CEO’s target total compensation and an average of 79% of our other NEO’s target total compensation was performance-based or equity-based.

•

We do not provide pension, supplemental retirement benefits or material perquisites to our executives as they are not tied to performance. Consequently, “All other Compensation” constitutes less than 0.5% of the total compensation of our CEO and the average of our other NEO’s total compensation.

Our performance metrics drive shareholder value. We reward financial, operational and qualitative corporate metrics that we believe will drive long-term shareholder value appreciation. For 2010, our annual incentive bonus for our CEO and each of Messrs. Cavanagh, Bagwell and Hunt was based:

•	50% on SBA achieving target Adjusted EBITDA, and

•

50% on SBA’s achievement of selected financial, operational and qualitative metrics and a subjective analysis of the contribution of such executive towards the attainment of such metrics. For 2010, these metrics included (i) year over year growth in equity free cash flow per share, (ii) asset growth, including tower acquisitions, new tower builds and ground lease acquisitions, (iii) strategic expansion, (iv) performance of SBA’s international operations in Canada, Costa Rica and Panama, (v) outperformance of the other public tower companies on key financial metrics, (vi) performance of SBA’s services and managed businesses, (vii) successful implementation of strategic initiatives, refinancing and balance sheet initiatives including renegotiation of SBA’s corporate headquarters lease, (viii) compliance and audit results and (ix) executive performance. Based on his responsibilities, each NEO was assigned approximately seven of these financial, operational or qualitative metrics upon which he was evaluated.

We achieved strong financial performance and delivered shareholder value. In 2010, our target corporate financial and operational metrics were set at or above our 2009 results and we achieved, or surpassed, the mid-point of guidance in all cases.

	2009 Results	2010 Guidance(1)	2010 Results	Increase From 2009 Results
	(dollars in millions, except per shares amounts)
Adjusted EBITDA(2)	$338	$379	$387	14.45%
Equity Free Cash Flow Per Share(2)	$1.69	$1.85	$1.93	14.20%
Site Leasing Revenue	$477	$525	$535	12.25%
Tower Cash Flow(2)	$372	$413	$422	13.67%
Tower Portfolio Growth	6%	7.5%	9.5%	–
New Tower Builds(3)	101	110	111	9.90%

(1)	2010 Guidance is based on the mid-point of guidance provided on February 25, 2010 or, to the extent public guidance was not provided, target performance level.
(2)	Adjusted EBITDA, Equity Free Cash Flow Per Share and Tower Cash Flow are non-GAAP financial measures, which are defined on page 30.
(3)	Reflects New Tower Builds in the United States. In addition, we built 13 towers internationally.

Operationally, we successfully invested $35 million in ground lease acquisitions/extensions to reduce tower expense (and increase tower cash flow) by $2.8 million. We also completed two financings: our $500 million credit facility in February and our $1.23 billion Secured Tower Revenue Securities issue in April. Internationally, we (1) created a strong corporate infrastructure to support our international growth, (2) entered Panama with 240 towers acquired and strong resulting lease-up, (3) deployed assets and employees in Costa Rica to take advantage of the recent spectrum auction and (4) entered EI Salvador through the purchase of towers.

As a result of our accomplishments in 2010, we delivered annual Total Shareholder Return (“TSR”) of 19.9%, exceeding the TSR of the two other public tower companies (19.5% and 12.3%), the Nasdaq Composite Index (17.56%), and the Standard & Poor’s 500 Composite Index (15.07%).

On the basis of our strong 2010 financial and operational performance, our CEO earned 95% of his annual bonus opportunity and the other NEOs earned an average of 95% of their respective annual bonus opportunity.

We adopt strong corporate governance policies to further align our executives’ interests with those of our shareholders. In the past two years we have:

•

Adopted stock ownership guidelines. During 2010, we adopted stock ownership guidelines that require our executives to retain all restricted stock until they maintain ownership of our Class A common stock at a specified multiple of their current salary, thereby further promoting the continued alignment of our executives’ interests with those of our shareholders and discouraging excessive risk taking for short-term gains.

•

Shifted our long-term incentive awards from only stock options to a balance of restricted stock units and stock options. During 2010, we implemented a program to award our long-term incentives in a balance of 1/3rd restricted stock units and 2/3rds stock options. This shift facilitated the adoption of our stock ownership program and materially reduced projected future dilution to our shareholders.

•

Amended our form of executive employment agreements to reduce the severance multiple and eliminate the “gross-up” provision. In late 2009, we amended our form of employment agreement to reduce the severance multiple payable in the event of a termination without cause or termination for good reason that did not follow a change in control and to eliminate the gross-up provision. The current employment agreements with Messrs. Cavanagh, Bagwell and Hunt all use this amended form of agreement (Mr. Stoops’ agreement already provided for no gross-up). These amendments supplemented the other “shareholder friendly” provisions in our employment agreements that (i) require termination in connection with a change in control before severance payments are due (i.e., a “double trigger”), (ii) provide only limited severance benefits and (iii) do not accelerate equity in connection with terminations, absent a change in control.

•

Continued our policy of capping annual incentive awards at 100% of annual bonus opportunity. Our annual incentive plan does not offer upside for performance beyond the target level and neither our CEO nor our other NEOs (other than Mr. Silberstein) are entitled to receive more than 100% of their salary as an annual incentive bonus. We believe that capping our annual bonus opportunity encourages our executives to focus on long-term, rather than short-term, growth.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2010 compensation of the named executive officers.

Compensation Philosophy and Objectives

The philosophy of our executive compensation program is to align pay with performance, keep overall compensation competitive and ensure that we can recruit, motivate and retain high quality executives. The three principles of our compensation philosophy are as follows:

•

Total direct compensation levels should be sufficiently competitive to attract, motivate and retain the highest quality executives. Our Compensation Committee seeks to establish target total direct compensation (salary, annual incentive and long-term incentive) at up to

110% of the median target total direct compensation of our Peer Group, providing our executives the opportunity to be competitively rewarded for our financial, operational and stock price growth. Total direct compensation opportunity (i.e., maximum achievable compensation) should increase with position and responsibility.

•

Performance-based and “at-risk” incentive compensation should constitute a substantial portion of total compensation. We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being performance-based and/or “at risk.” Accordingly, such portion should be tied to, and vary with, our financial, operational and stock price performance, as well as individual performance. We view two components of our total compensation program—annual incentive compensation and equity-based compensation—as being performance-based and/or “at risk.” Executives with greater responsibilities and the ability to directly impact our strategic and operational goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

•

Long-term incentive compensation should align executives’ interests with our shareholders’ interests to further the creation of long-term shareholder value. Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and incentivize executives to manage our company from the perspective of owners with a meaningful stake, and to encourage them to remain with us for long and productive careers. Our stock ownership guidelines further enhance the incentive to create long-term shareholder value. Equity-based compensation also subjects our executives to market risk, a risk also borne by our shareholders.

This philosophy is the basis of the Compensation Committee’s decisions regarding each of the following three components of pay: base salary, annual incentive compensation and equity-based compensation, each of which is discussed in detail below.

The Compensation Committee does not decrease total direct compensation based upon realized or unrealized gains from prior compensation nor does it increase or decrease total direct compensation to compensate for stock price fluctuations. The Compensation Committee believes that doing so would reduce the motivation for continued high achievement and lower the correlation to profits or losses of our shareholders. Similarly, our severance and change-in-control arrangements, which we discuss later in this proxy statement under the heading “Potential Payments Upon Termination or Change-in-Control” on page 42, have not affected the Compensation Committee’s decisions regarding other components of compensation. Those arrangements serve very specific purposes that are unrelated to the determination of an NEO’s total direct compensation for a specific year.

Compensation Setting Process

Annually, the Compensation Committee evaluates SBA’s executive compensation program design and competitiveness. As discussed above under the responsibilities of the Compensation Committee on page 10, the Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors as it deems appropriate to assist in fulfilling its responsibilities. For 2010, the Compensation Committee selected and retained F.W. Cook & Co., Inc. (“FW Cook”) to:

•	review those companies that comprise our Peer Group;
•	provide a competitive analysis of our compensation components for our NEOs against our 2010 Peer Group;

•	review the effectiveness of our compensation programs, including our annual and long term incentive programs;
•	assist in the determination of 2010 compensation for our NEOs; and
•	review the Compensation Discussion and Analysis in the annual proxy statement.

FW Cook does not perform any other services for SBA other than its consulting services to the Compensation Committee.

Evaluating Compensation Program Design and Relative Competitive Position

At the beginning of the executive compensation setting process each year, the Compensation Committee, in consultation with its independent compensation consultant, determines the process by which it will ensure that SBA’s executive compensation is competitive. For 2010, the Compensation Committee selected, with the recommendation of FW Cook, a group of peer companies from both the communications-related industry and the real estate investment trust (REIT) industry (the “2010 Peer Group”). The Compensation Committee decided to use companies from these two industries as it believes that each of these two industries have business characteristics that are similar to our business. The 2010 Peer Group is comprised of 18 companies, 9 from each industry, that were of similar size relative to SBA based on available public information in late 2009. The primary size measures used in selecting companies for the Peer Group were revenue, EBITDA and market capitalization. Relative to the 2010 Peer Group, (i) SBA’s 2009 revenue was slightly below the 25th percentile, (ii) SBA’s 2009 EBITDA and market capitalization were between the median and the 75th percentile and (iii) SBA’s total assets at the end of 2009 were at approximately the median. The 2010 Peer Group is comprised of the same companies that were utilized in the 2009 Peer Group.

The table below sets forth the companies included within the 2010 Peer Group.

COMMUNICATIONS RELATED COMPANIES	REITS
■ American Tower Corporation	■ Camden Property Trust
■ Cbeyond, Inc.	■ Corporate Office Properties Trust
■ Clearwire Corporation	■ Digital Realty Trust, Inc.
■ Crown Castle International Corp.	■ Duke Realty Corporation
■ Equinix, Inc.	■ Essex Property Trust, Inc.
■ Fairpoint Communications, Inc.	■ Health Care REIT, Inc.
■ Lamar Advertising Company	■ Liberty Property Trust
■ NTELOS Holdings Corp.	■ Realty Income Corporation
■ Syniverse Holdings, Inc.	■ Ventas, Inc.

Once the 2010 Peer Group had been selected, the Compensation Committee began the 2010 executive compensation setting process by reviewing historical 2008 compensation data and estimated 2009 target compensation levels of the 2010 Peer Group. The Compensation Committee sets target compensation in January and February of each year; therefore, the historical compensation data available to the Compensation Committee is based principally upon the data available from each company’s prior year’s proxy statement (which reflects compensation paid for two years prior). As a result, the Compensation Committee also reviewed FW Cook’s estimated 2009 target compensation levels for the 2010 Peer Group, which was based on an assessment of historical data, SEC filings made after the relevant proxy statements, and market intelligence on executive compensation trends. Estimated 2009 compensation levels assumed no increases to base salaries, target bonuses levels, nor long-term incentive grants, unless a company had actually disclosed an increase prior to the time that the 2010 Peer Group data was compiled.

The Compensation Committee compared (1) base salaries, (2) target total cash compensation (salary plus annual bonus opportunity), (3) long-term incentives awards and (4) target total direct compensation (“TDC”) (salary plus annual bonus opportunity plus value of long-term incentives) payable to each NEO to the 25th percentile, the median and 75th percentile target opportunity of the 2010 Peer Group. Traditionally, the Compensation Committee has sought to set target TDC at up to 110% of the median target TDC of the relevant Peer Group. The Compensation Committee seeks to set base salaries and target total cash compensation at slightly below the median of the Peer Group. The Compensation Committee then uses long-term incentive awards to ensure that TDC is at the desired level. The Compensation Committee utilizes this comparative data to ensure that SBA is setting target compensation at a competitive level and, to the extent that SBA’s compensation diverges from the 110% of median, that the Compensation Committee understands and is cognizant of such divergence.

Upon its review of the compensation data for the 2010 Peer Group, the Compensation Committee determined that SBA’s base salaries, target total cash compensation and TDC for each of its NEOs were below the median of the 2010 Peer Group (in many cases materially below).

Mid-Year 2010 Market Analysis. As historical Peer Group compensation data is inherently dated, in Summer 2010 the Compensation Committee requested that FW Cook:

•	prepare an update of 2010 target compensation levels of the 2010 Peer Group, to the extent available from Form 4 filings and Form 8-Ks (“Updated 2010 Compensation Data”); and

•	compare the Updated 2010 Compensation Data against the 2010 target compensation approved by the Compensation Committee for each of the NEOs.

Based on the information provided by FW Cook, the Compensation Committee determined that the 2010 target compensation approved by the Compensation Committee was materially less than the median target compensation paid by the 2010 Peer Group. The Compensation Committee intends to take this differential into consideration in setting 2011 target compensation levels.

2011 Peer Group. In late 2010, in preparation for the upcoming 2011 compensation setting process, the Compensation Committee requested that FW Cook reevaluate the companies that comprise the Peer Group based on the recent growth in SBA’s market capitalization. As a result of this evaluation, Cbeyond was removed from the Communications Peer Group; Dupont Fabros Technology and tw telecom were added to the Communications Peer Group and AMB Property was added to the REIT Peer Group. Relative to the combined 2011 Peer Group for the four fiscal quarters ended September 30, 2010 and at such date, (i) SBA’s revenue was slightly below the median, (ii) SBA’s EBITDA and market capitalization were between the median and the 75th percentile and (iii) SBA’s total assets were between the 25th percentile and the median.

Evaluating Company and NEO Performance

Annually, our CEO provides the Compensation Committee a performance assessment and compensation recommendation for each named executive officer, including himself. The performance assessment includes an analysis of SBA’s performance against each of its quantitative and qualitative metrics and an evaluation of the contributions of each NEO to such performance. Our CEO also reviews each executive’s three-year compensation history, and current compensation data provided by our independent compensation consultant. On the basis of this evaluation, our CEO provides the

Compensation Committee recommendations regarding base salary levels for the upcoming year, an evaluation of the extent to which the NEO met his annual incentive plan target, and the aggregate total long-term incentive value that each NEO should receive. In addition, the CEO offers his proposal for the performance metrics, relative weightings and threshold and target levels for our annual incentive compensation for the upcoming year.

Establishing Individual Executive Compensation Packages

Annually, the Compensation Committee conducts a review of the executive compensation packages. Based on this review, the Compensation Committee approves, after considering the CEO’s recommendations, the following:

•	base salary changes,
•	any amounts earned under the previous year’s annual incentive compensation program,
•	performance metrics, performance targets and annual bonus opportunity under the annual incentive compensation program for the current year, and
•	annual long-term incentive awards.

The Compensation Committee makes similar recommendations for the CEO.

Executive Compensation Components and 2010 Compensation Decisions

To achieve its compensation philosophy and objectives, the Compensation Committee has utilized three components of total direct compensation (“TDC”): (1) base salary, (2) annual incentive compensation and (3) equity-based incentive compensation. As previously stated, we do not currently provide our NEOs with a pension plan, deferred compensation or other long term incentive compensation other than the ability to contribute their earnings to SBA’s 401(k) Plan.

As discussed further below, each element of our 2010 compensation program is intended to encourage and foster the following results and behaviors.

We designed our compensation program to provide executives the appropriate incentives to pursue quality long-term growth without encouraging inappropriate risk taking. As discussed below, under our program, our annual incentive opportunities are capped for each of our NEOs other than Mr. Silberstein. During 2010, our equity-based incentive compensation component transitioned from using stock options only to providing a mix of equity instruments (one-third (1/3rd) restricted stock units and two-thirds (2/3rds) stock options). Providing a portion of long-term equity awards in the form of restricted stock units reduces the share dilution impact to shareholders and reduces the structural risk associated with providing one form of equity. However, two-thirds (2/3 rds) of an executive’s equity based compensation is still comprised of stock options, which generate realized value to the executive only if our stock price experiences long-term price appreciation.

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full time business attention to our company. Each executive’s base salary is designed to provide the executive with a fixed amount of annual compensation that is competitive with the marketplace. Base salaries represent less than 25% of the total direct compensation opportunity for each NEO.

How base salaries are determined. To the extent that we have entered into employment agreements with an NEO, such employment agreement provides a minimum level of base salary for the NEO. The Compensation Committee, however, is able to increase each officer’s salary as it deems appropriate. At the beginning of each fiscal year, the Compensation Committee reviews our CEO’s salary recommendations for each NEO, and then establishes salaries for such year through Compensation Committee deliberations. When we set the base salaries for the NEOs, we consider a number of factors, including compensation market data discussed above, the position’s complexity and level of responsibility, the position’s importance in relation to other executive positions, and the assessment of the executive’s performance and other circumstances, including, for example, time in position. In addition, the Compensation Committee takes into consideration evaluations of each individual NEO, market changes and the economic and business conditions affecting SBA at the time of the evaluation.

2010 Base Salary Decisions. In early 2010, the Compensation Committee reviewed base salaries for the CEO and each other NEO and compared these amounts to the median base salaries of the 2010 Peer Group. The base salaries of each of our NEO’s was below the median of both the historical compensation data and the estimated current year compensation levels for the 2010 Peer Group, and in some cases, materially less. Consequently, the Compensation Committee increased base salaries to both bring compensation of our NEOs more in line with (but still below the median of) SBA’s 2010 Peer Group and to reflect SBA’s continued strong performance. Base Salary increases were 3.6% for our CEO and averaged 9.2% for our other NEOs.

Annual Incentive Compensation

Below is information regarding our annual incentive compensation program for our NEOs, other than Mr. Silberstein who is discussed separately below. Our annual incentive compensation program has traditionally consisted of an annual cash bonus payment that we award based on (1) achievement of company-wide annual performance measures and (2) a subjective evaluation of the executive’s contribution to SBA’s other financial, operational and qualitative metrics during the year. The Compensation Committee believes that by providing annual incentive compensation in the form of a cash bonus, it achieves an appropriate balance between cash and non-cash annual compensation for our NEOs.

Why we pay annual incentive compensation. The Compensation Committee believes that the annual incentive compensation program encourages executive officers to focus on those short-term financial, operational and qualitative performance metrics that will be the basis of long-term growth. The Compensation Committee annually reviews, and revises if necessary, the appropriateness of each of these performance metrics, their correlation to SBA’s overall growth strategy and the impact of such performance metrics on long-term shareholder value.

How annual incentive compensation awards are determined. Annual incentive compensation awards in 2010 were determined in five steps:

(1)	determination of the annual bonus opportunity;
(2)	establishment of (a) the company-wide financial and/or operational performance metrics and (b) the other financial, operational and qualitative metrics for use in the subjective evaluation;
(3)	determination of the percentage of the annual bonus opportunity that will be earned based upon (x) the company-wide performance metric(s) and (y) the subjective evaluation of the NEO;
(4)	approval of the minimum, target and maximum levels of each performance metric for such year and the amount of bonus that will be earned for achievement of such level; and
(5)	upon completion of the year, a review of SBA’s and the NEO’s performance against such performance metrics.

How performance is measured. At the end of each year, the Compensation Committee determines the level at which SBA met its company-wide performance metric(s). For 2010, achievement at the budget level entitled the NEO to 50% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the target level entitled the NEO to 100% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the maximum level entitled the NEO to 150% of the amount of bonus earnable by the NEO for the applicable performance metric. If SBA achieved between the budget and target or between target and maximum of any performance metric, the amount of the bonus payment with respect to that metric was calculated on a linear basis.

With respect to the subjective component of the annual cash incentive compensation, the Compensation Committee first determined the extent to which SBA met the selected financial, operational and qualitative metrics that were set at the beginning of the year and then evaluated, based on the CEO’s recommendation, the contribution that each executive made in the attainment of such metric. During 2010, the subjective component, similar to the financial and/or operational performance metrics, was awarded a score, with a minimum of 50% being performance at the minimum level for which a bonus would be awarded, 100% for an excellent year and 150% for an extraordinary year. This evaluation is inherently subjective and depends on an over-all analysis of the effectiveness of the individual executive and his contribution to SBA’s performance.

Although the subjective component of an NEO’s annual incentive compensation is set at 50%, to the extent that the Company exceeded its target Adjusted EBITDA performance level, then the target amount that could be earned by achievement of the subjective component would be reduced to an amount equal to 100% minus the percentage of annual bonus opportunity earned through the Adjusted EBITDA component. For example, if SBA had achieved Adjusted EBITDA at the maximum level (thereby earning 75% of the annual bonus opportunity), then the achievement of the subjective component at target would only entitled the NEO to 25% of his annual bonus opportunity (100% minus 75%). Therefore, an NEO will only be entitled to receive his full annual bonus opportunity if he achieves 100% of his subjective component.

While the Compensation Committee retains the authority and discretion to pay more than the amount of the annual bonus opportunity, the Compensation Committee’s current guidelines provide that NEOs (other than Mr. Silberstein) may not receive more than 100% of their respective annual bonus opportunity absent circumstances that were not contemplated in our annual planning, budgeting or incentive compensation performance goal setting processes. Consequently, while achievement of Adjusted EBITDA above the target level or a subjective score in excess of 100% could be used to offset performance below target for the other metric, the maximum that any NEO (other than Mr. Silberstein) could earn would still be limited to the 100% of his respective annual bonus opportunity. We believe that the bonus cap for NEOs (other than Mr. Silberstein) provides an appropriate check and balance to the risks and rewards of short-term incentives.

2010 Annual Incentive Compensation Decisions. For 2010, the Compensation Committee continued the 2009 annual incentive compensation program design. Specifically, for each NEO (other than Mr. Silberstein):

•

50% of each NEO’s annual bonus opportunity was based on SBA meeting its Adjusted EBIDTA target. We believe that EBITDA is one of our most important performance metrics, used by investors, shareholders and creditors as an indicator of the performance of our core operations. Furthermore, EBITDA is a metric that every NEO can impact and therefore serves as an appropriate measure of company-wide performance.

•

50% of each NEO’s annual bonus opportunity was based on an evaluation of the extent to which SBA met selected financial, operational and qualitative metrics and a subjective analysis of the contribution that each NEO made in the attainment of such metric. Each NEO has approximately seven (7) different financial, operational and qualitative metrics on which he will be evaluated. For 2010, these metrics included (i) year over year growth in equity free cash flow per share, (ii) asset growth, including tower acquisitions, new tower builds and ground lease acquisitions, (iii) strategic expansion, (iv) performance of SBA’s international operations in Canada, Costa Rica and Panama, (v) outperformance of the other public tower companies on key financial metrics, (vi) performance of SBA’s services and managed businesses, (vii) successful implementation of strategic initiatives, refinancing and balance sheet initiatives including renegotiation of SBA’s corporate headquarters lease, (viii) compliance and audit results and (ix) executive performance.

The table below sets forth budget, target and maximum levels for Adjusted EBITDA for 2010 and the actual amounts achieved in 2010.

	Budget**	Target**	Maximum**	Actual
	(dollars in millions)
Adjusted EBITDA*	$379.4	$387.4	$395.4	$387.4

*	Adjusted EBITDA is defined as net loss excluding the impact of interest expense, interest income, provision for taxes, depreciation, accretion and amortization, asset impairment, non-cash compensation, (loss)/gain from extinguishment of debt, net, other income and expense, acquisition related expenses, non-cash straight-line leasing revenue, and non-cash straight-line ground lease expense.
**

Financial targets disclosed in this section are done so in the limited context of our annual incentive compensation program and are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

In early 2011, the Compensation Committee reviewed SBA’s Adjusted EBITDA performance against the budget, target and maximum levels and determined that, for 2010, we achieved our target level for Adjusted EBITDA. Consequently, each NEO earned the full 50% of their respective opportunity for achievement of target Adjusted EBITDA. In addition, the Compensation Committee reviewed the extent to which SBA met its other financial, operational and qualitative metrics and the contribution that each NEO made in attainment of such metric. In determining the subjective score earned by each NEO, the Compensation Committee highlighted the following accomplishments of SBA:

•

SBA meeting or exceeding its budget for equity free cash flow per share (defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid divided by the weighted average shares outstanding), Tower Cash Flow (defined as site leasing revenue less site leasing cost of revenue (excluding depreciation, accretion and amortization) less non-cash straight-line leasing revenue and non-cash straight-line ground lease expense), and site leasing revenue;

•	Tower portfolio growth of 9.5%, including the construction of 124 new towers in our new build program, the largest output in five years;

•	Continuing success of the ground lease purchases/extensions program during the year;

•	Successful completion of two financings (our $500 million credit facility in February and our issuance of $1.23 billion of Secured Tower Revenue Securities in April);

•	Renegotiation of our headquarter lease, which resulted in a 23.7% reduction in annual rent;

•	Creation of a strong corporate infrastructure to support our international growth;

•	Expansion of our Central American operations; and

•	Exemplary compliance and audit results.

The Compensation Committee then evaluated the contribution that each NEO made to these metrics and other qualitative measures that the Compensation Committee believed strengthened SBA for the long-term and thereby created value for shareholders.

The table below sets forth, in dollars and percentages, the target annual bonus opportunity of each of our NEOs (except Mr. Silberstein) in 2010 and the annual incentive bonus earned by each NEO for his 2010 performance.

	Target Bonus Opportunity		Incentive Bonus Earned
Executive Officer	% of Base Salary	$	$
Jeffrey A. Stoops	100%	$520,000	$494,000
Brendan T. Cavanagh	75%	$195,000	$185,000
Kurt L. Bagwell	100%	$320,000	$288,000
Thomas P. Hunt	100%	$320,000	$304,000

Mr. Silberstein’s Compensation

Mr. Silberstein, as Senior Vice President – Property Management, is primarily responsible for our tower leasing efforts and is the senior salesperson for our site leasing business. For 2010, as in prior years, the Compensation Committee determined that it was appropriate to structure Mr. Silberstein’s compensation package, including his incentive compensation, differently than the other NEOs.

For 2010, Mr. Silberstein’s compensation package consisted of (i) a base salary below the median of the Peer Group and (ii) an unlimited bonus. As in prior years, Mr. Silberstein’s incentive compensation consisted of a quarterly cash bonus calculated pursuant to a specific formula based on our lease activity for the quarter, including net revenue added to our tower portfolio from new tenant leases, rent escalators and lease amendments to existing tenant leases. We believe that this compensation structure appropriately incentivizes Mr. Silberstein to focus on increasing the revenues of our site leasing business which, as of December 31, 2010, constituted 97.5% of our total segment operating profit for the year.

Mr. Silberstein’s bonus is directly tied to SBA’s leasing performance; consequently, the amount of bonus that he will receive in any specific year will be directly derived from SBA’s results. At the beginning of each year, the Compensation Committee, upon a recommendation from the CEO, reviews and approves Mr. Silberstein’s incentive compensation. Mr. Silberstein’s 2010 incentive compensation was pursuant to a formula that was structured similar to a commission-based compensation program. The bonus was based on our site leasing performance in each quarter, had a minimum level that must be reached in that quarter in order to earn a bonus and then provided for a bonus which increased based on actual performance. We consider portions of the current formula used to calculate Mr. Silberstein’s incentive compensation awards to be confidential and sensitive competitive information, particularly as they are based on confidential pricing terms. As Mr. Silberstein’s salary is set below the median, the minimum level of his bonus formula is set below our internal budgets to provide him a competitive “base” level of compensation while still linking his ability to receive this level of compensation to our sales performance.

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a majority of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of restricted stock units and stock option awards so as to align the financial interests of our executives with those of our shareholders. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in our growth and prosperity (through grants of equity based compensation), while maintaining other components of our compensation program at competitive levels, will incentivize and reward executives for sound business management, develop a high-performance team environment, foster the accomplishment of short-term and long-term strategic and operational objectives and compensate executives for improvement in shareholder value, all of which are essential to our ongoing success.

How equity–based compensation is determined. Annually, the Compensation Committee evaluates the appropriate form of equity-based compensation that SBA will grant as part of its long term incentive compensation and approves the dollar value of long-term equity awards that will be granted to each NEO. In addition, the Compensation Committee approves the final list of equity award recipients.

Initially, the Compensation Committee reviews the various forms of equity that may be awarded, including stock options, restricted stock and other forms of equity-based compensation and receives reports from its compensation consultant with alternatives and recommendations. In February 2010, as part of its annual executive compensation setting process, the Committee decided to transition away from granting long-term equity compensation solely in the form of options and to begin providing long-term incentive awards as follows: 1/3rd in the form of restricted stock units and 2/3rd in the form of stock options. Both the restricted stock unit awards and the stock options vest over four years. The Compensation Committee decided to provide a portion of the 2010 long-term incentives in restricted stock units based on its belief that (1) grants of restricted stock units facilitated the adoption of our stock ownership program, (2) restricted stock unit grants would improve retention, (3) by providing a portion of long-term equity incentive awards in restricted stock units it would materially reduce projected future share usage in our equity compensation plans and (4) awards of restricted stock units would mitigate structural risk associated with using purely stock options as equity compensation. The Compensation Committee chose restricted stock units, rather than restricted stock, as it believed that NEOs should not receive voting rights or dividend rights until, and that the shares should be counted as outstanding only once, the award had vested. While the Compensation Committee believes that restricted stock unit awards are “at-risk,” they do not view them as performance-based. Consequently, to continue to ensure that a significant portion of compensation continues to be performance-based, the Committee decided to limit restricted stock units to 1/3rd of the total value of any long-term equity incentive granted in 2010.

The Compensation Committee then approves a target dollar value of the long-term incentive grants (“LTI Value”) for each NEO based on a review of the Peer Group analysis and an evaluation of the individual NEO’s responsibilities, contributions and performance in the prior year. Once a target LTI Value is approved, the Committee then determines (1) a target number of restricted stock units based on dividing the one-third of the LTI Value by a derived price equal to the average closing price of our common stock in the two calendar months of January and February (the “derived price”) and (2) a target number of stock options by dividing the estimated compensation expense of an option under FASB ASC Topic 718 (successor to SFAS 123(R)) assuming a stock price equal to the derived price. However, the actual exercise price will continue to be the closing price of the common stock on the date of grant. The Committee believes that utilizing the two-month measurement period of January 1 through February 28th is appropriate because 1) a two month reference period mitigates the potential short-term volatility of SBA’s stock price and 2) as SBA typically provides full forward year guidance at the end of the prior fiscal year, the stock price in these two months will reflect the market’s reaction to SBA’s financial and operational guidance.

2010 Long-Term Incentive Awards. In February 2010, the Committee reviewed the 2010 Peer Group compensation data and determined that the 2009 long-term incentive awards granted to each of our NEOs was below the median range of the 2010 Peer Group. Consequently, the Compensation Committee decided to increase the long-term incentive value granted to our NEOs to bring them closer in line with the targeted range. Specifically, the Compensation Committee approved the following restricted stock unit and stock option awards for our NEOs:

Officer	Long-Term Incentive Value ($)	Restricted Stock Units (#)	Stock Options (#)
Jeffrey A. Stoops	2,010,000	19,308	84,598
Brendan T. Cavanagh	675,000	6,484	28,409
Kurt L. Bagwell	930,000	8,933	39,142
Thomas P. Hunt	930,000	8,933	39,142
Jason V. Silberstein	650,000	6,243	27,357

The stock options were granted with an exercise price of $35.71. The actual grant date value of the restricted stock units and stock options granted to our NEOs is set forth under “Stock Awards” and “Option Awards” on the “Summary Compensation Table” later in this proxy statement.

Other Benefits

Our NEOs are eligible to participate in our active employee flexible benefits plans, which are generally available to all full-time employees. Under these plans, all employees are entitled to medical, vision, dental, life insurance and long-term disability coverage. All full-time employees are also entitled to vacation, sick leave and other paid holidays. SBA also provides all full-time employees, including our NEOs, with a 50% match on their 401(k) contributions up to $3,000. In addition to the benefits provided to all full-time employees, SBA’s executive officers, including our NEOs, are provided supplemental medical reimbursement insurance. Supplemental medical reimbursement insurance reimburses the officer for co-pays, out-of-pocket expenses and most uncovered expenses. The Compensation Committee believes that SBA’s commitment to provide these employee benefits recognizes that the health and well-being of SBA’s NEOs contributes directly to a productive and successful work life that enhances results for SBA and its shareholders.

Severance and Change of Control Benefits

We currently have employment agreements with each of Messrs. Stoops, Cavanagh, Bagwell and Hunt which provide for certain severance payments and benefits if the executive’s employment terminates under certain circumstances, including as a result of, or following, a change in control. These severance and change of control severance benefits, as well as a summary of potential payments relating to these and other termination events, can be found under the heading “Potential Payments Upon Termination or Change-in-Control” on page 42.

Other Compensation Practices

Equity Grant Practices. It is the Compensation Committee’s practice to insure that equity awards are not impacted by the release of material non-public information. Traditionally, the Compensation Committee has granted employee and executive officer equity awards subsequent to the release of SBA’s annual financial and operational results. Commencing in 2009, the Compensation Committee adopted an equity grant policy which provides that annual employee grants will be made on the fourth business day in March, absent any material non-public information. The exercise price of a stock option will continue to be equal to the closing price of our common stock on the date of the grant.

Executive and Director Stock Ownership Guidelines. In January 2010, the Board adopted Stock Ownership Guidelines establishing minimum equity ownership requirements for our CEO, senior vice presidents, vice presidents and certain key employees designated by the Compensation Committee and each member of our Board. The purposes of the Guidelines are to align the interests of those executives and directors with the interests of shareholders and further promote our commitment to sound corporate governance. The minimum required ownership is determined (i) with respect to each executive, as a multiple of the executive’s annual base salary as of the date of calculation and (ii) with respect to each director, as a multiple of the director’s annual retainer as of the date of calculation and, in each instance, then converted to a fixed number of shares. For our CEO, the minimum is 6 times base salary, for each senior vice president the minimum is 3 times base salary, for each vice president or key employee the minimum is one (1) times base salary and for each non-management director the minimum is 3 times the annual retainer.

The Guidelines identify the following types of equity that may, at the option of the Executive or Director, or will, to the extent that such shares were granted on or after the Effective Date as restricted stock or restricted stock units under a Company incentive plan, be included in determining whether an Executive or a Director has met the minimum ownership requirement:

•

Shares owned directly, either in certificated form or through a brokerage account, including restricted shares and shares deliverable in settlement of restricted or unrestricted stock units, but solely to the extent that such shares have fully vested and are not subject to the achievement of performance goals.;

•	Shares owned indirectly, if the individual has an economic interest in the shares, or shares in which an individual has a right to vote; and
•	Shares attributable to the individual’s vested account balance in any savings or retirement plans, deferred compensation plans and shares acquired through employee stock purchase plans.

Until such time as an executive or director has met his or her minimum required ownership, he or she must retain 100% of all shares, net of taxes, received from the settlement of restricted stock awards granted under our incentive plans.

Tax Deductibility of Compensation.

Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to covered employees. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. Although the Compensation Committee has not adopted any specific policy with respect to the application of Section 162(m), the Compensation Committee generally seeks to structure executive compensation to SBA’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). However, while all 2009 executive compensation was fully deductible under Section 162(m), that portion of the executive compensation attributable to restricted stock units awarded in 2010 would not be deductible under Section 162(m) to the extent that the nonperformance based compensation exceeded $1 million for any executive officer. We believe that tax deductibility is only one factor to take into consideration in connection with executive compensation decisions. Consequently, we may make payments that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and to protect shareholder interests.

Code Section 409A. Under Section 409A of the Code, amounts deferred by an NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents to reflect Section 409A requirements.

Code Sections 280G and 4999. Sections 280G and 4999 of the Code limit our company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from our company in connection with a change in control. The Compensation Committee considers, as one of many factors, the adverse tax liabilities imposed by Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our NEOs. The potential adverse tax consequences to our company and/or the executive, however, are not necessarily determinative factors in such decisions.

Summary

The Compensation Committee and the Board believe that the caliber and motivation of all our employees, and especially our executive leadership, are essential to SBA’s performance. The Compensation Committee believes our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. Moreover, we believe that SBA’s overall executive compensation philosophy and programs are market competitive, performance-based and shareholder aligned. Accordingly, the Compensation Committee strives to assure that SBA will continue to attract, motivate and retain high caliber executive management to serve the interests of SBA and its shareholders. We will continue to evolve and administer our compensation program in a manner that we believe will be in our shareholders’ interests and worthy of shareholder support.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Jack Langer

Brian C. Carr

Duncan H. Cocroft

George R. Krouse Jr.

March 11, 2011

V.	EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table presents certain summary information for the fiscal years ended December 31, 2010, 2009 and 2008 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers, in each instance whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2010. We refer to these officers collectively as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Jeffrey A. Stoops	2010	$520,000	$689,489	$1,375,208	$494,000	$14,371	(3)	$3,093,068
President and Chief Executive Officer	2009	502,000	-	1,702,424	487,000	15,079		2,706,503
	2008	490,000	-	1,667,925	490,000	12,009		2,659,934

Brendan T. Cavanagh	2010	260,000	231,544	461,811	185,000	4,592	(4)	1,142,947
Senior Vice President and Chief Financial Officer	2009	230,600	-	539,128	172,950	4,527		947,205
	2008	190,027	-	444,780	82,925	3,837		721,569

Kurt L. Bagwell	2010	320,000	318,997	636,285	288,000	3,061	(4)	1,566,343
President – International	2009	307,500	-	737,745	277,000	2,865		1,325,110
	2008	300,000	-	722,768	234,375	6,268		1,263,411

Thomas P. Hunt	2010	320,000	318,997	636,285	304,000	12,554	(4)	1,591,836
Senior Vice President, Chief Administrative Officer and General Counsel	2009	307,500	-	737,745	284,700	8,209		1,338,154
	2008	300,000	-	722,768	300,000	13,385		1,336,153

Jason V. Silberstein	2010	190,000	222,938	444,710	225,500	3,801	(4)	1,086,949
Senior Vice President - Property Management	2009	164,000	-	539,128	167,671	7,558		878,357
	2008	160,000	-	528,176	189,000	5,762		882,938

(1)

The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock unit awards and the option awards, refer to Note 16 to our financial statements for the year ended December 31, 2010, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

(2)

The amounts reported in this column reflect compensation earned for 2010, 2009 and 2008 performance under our annual cash incentive compensation program. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they were earned after finalization of our audited financial statements.

(3)

This amount represents $11,371 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan (“SERP”) and $3,000 of company matching contributions to Mr. Stoops’ 401(k) plan.

(4)

These amounts represent reimbursements for health insurance and medical expenses pursuant to our SERP and, in the case of Messrs. Cavanagh and Silberstein, company matching contributions to their 401(k) plan.

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in 2010 including: (1) the range of possible cash payouts under our annual incentive compensation program; (2) the grant date of equity awards; (3) the number of restricted stock unit grants; (4) the number and exercise price of stock option grants; and (5) the grant date fair value of the restricted stock unit grants and stock option grants calculated in accordance with FASB ASC Topic 718. The restricted stock unit awards and stock option awards were under SBA’s 2001 Equity Participation Plan, as amended and restated, which is discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.” The exercise price of all options was equal to the closing market price of our Class A common stock on the date of grant.

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Grant Date	All other stock awards: Number of shares of stock or units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards ($)
	Threshold ($)	Target ($)(2)
Jeffrey A. Stoops	$260,000	$520,000		3/04/2010	19,308	84,598	$35.71	$2,064,697
Brendan T. Cavanagh	97,500	195,000		3/04/2010	6,484	28,409	35.71	693,355
Kurt L. Bagwell	160,000	320,000		3/04/2010	8,933	39,142	35.71	955,282
Thomas P. Hunt	160,000	320,000		3/04/2010	8,933	39,142	35.71	955,282
Jason V. Silberstein	-	190,000	(5)	3/04/2010	6,243	27,357	35.71	667,647

(1)

The amounts in these columns reflect potential payments of annual cash incentive compensation based on 2010 performance. The 2010 annual cash incentive payments were made in March 2011. The actual amounts paid under our annual cash incentive compensation program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

As described in the Compensation Discussion and Analysis section on page 20, each performance metric in the annual incentive compensation program has a budget, target and maximum level, entitling the officer to 50%, 100% or 150% of the amount of annual incentive compensation allocated to such metric. An executive would be entitled to receive 100% of his annual cash incentive opportunity if SBA and the individual met each of the performance metrics at the target level. However, as SBA has a policy that no named executive officer, other than Mr. Silberstein, may receive annual cash incentive compensation in excess of 100% of his annual cash incentive opportunity, achievement of any performance metric at the maximum level could only offset achievement of another performance metric below the target level.

(3)

This column represents the number of restricted stock units granted in 2010 to the named executive officers. These restricted stock units vest in four equal annual installments, beginning on March 4, 2011, the first anniversary of the grant date.

(4)

This column represents the number of stock options granted in 2010 to the named executive officers. These stock options vest and become exercisable ratably in four equal annual installments, beginning on March 4, 2011, the first anniversary of the grant date.

(5)	As discussed in the Compensation Discussion and Analysis section on page 20, Mr. Silberstein’s annual cash incentive compensation opportunity is unlimited.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As discussed above under the caption “Compensation Discussion and Analysis,” we have entered into employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt in order to further our ability to retain their services as executive officers of SBA.

Material Terms of Employment Agreement with Mr. Stoops

We entered into an amended and restated employment agreement with Mr. Stoops, effective January 1, 2008, that replaced his existing employment agreement, in order to bring Mr. Stoops’ employment agreement into compliance with Section 409A of the Internal Revenue Code, as amended (the “Code”), and the Treasury regulations promulgated thereunder. There were no other substantive changes to the terms of Mr. Stoops’ employment agreement. The amended and restated employment agreement provides for Mr. Stoops to serve in his present position until its expiration on December 31, 2008. On September 18, 2008, we entered into an amendment to the amended and restated employment agreement with Mr. Stoops’ that extends the initial term of the employment agreement an additional three years until its expiration on December 31, 2011. There were no other substantive changes to the terms of Mr. Stoops’ employment agreement.

Under the 2008 employment agreement, Mr. Stoops is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. The cash bonus paid to Mr. Stoops is not permitted to exceed his annual base salary. The 2008 employment agreement also provides for noncompetition, noninterference, non-disparagement and nondisclosure covenants.

Material Terms of Employment Agreements with Messrs. Cavanagh, Bagwell and Hunt

On October 28, 2009, we entered into an employment agreement with each of Messrs. Cavanagh, Bagwell and Hunt. The agreements with Messrs. Bagwell and Hunt became effective on December 31, 2009, upon expiration of their prior employment agreements. The employment agreement with Mr. Cavanagh became effective upon its execution, as Mr. Cavanagh did not previously have an employment agreement. The employment agreements provide for each of Messrs. Cavanagh, Bagwell and Hunt to serve in their present positions and expire on December 31, 2012.

The employment agreements with Messrs. Cavanagh, Bagwell and Hunt provide that the executive is entitled to receive a minimum base salary set at the rate in effect immediately prior to the effective date of the employment agreement, which amount may be increased by the Board, and that each executive officer will have a minimum target bonus opportunity equal to at least 75%, 100% and 100% of annual base salary for Messrs. Cavanagh, Bagwell and Hunt, respectively. In addition, each of the employment agreements provides for noncompetition, noninterference, non-disparagement and nondisclosure covenants.

Terminations and Change of Control Provisions

Each of the employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt provide that upon termination of the executive’s employment without cause, or upon his resignation for good reason, he is entitled to receive certain benefits. A discussion of these benefits and how these provisions would be applied if either Messrs. Stoops, Cavanagh, Bagwell, or Hunt had been terminated or if a change of control had occurred on December 31, 2010 is set forth on page 42 under “Potential Payments Upon Termination or Change-in-Control.” Such payments are subject to the executive’s execution of a full release and waiver of claims against SBA.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and unvested restricted stock units for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2010. Each stock option and restricted stock unit grant is shown separately for each named executive officer.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)

Jeffrey A. Stoops	2/1/2005	43,750	-		$8.56	2/1/2015
	1/19/2006	142,500	-		19.10	1/19/2016
	2/26/2007	106,875	35,625	(3)	28.54	2/26/2014
	2/28/2008	75,000	75,000	(3)	32.39	2/28/2015
	3/5/2009	48,651	145,954	(3)	19.68	3/5/2016

	3/4/2010	-	84,598	(3)	35.71	3/4/2017	19,308	$790,470

		416,776	341,177				19,308	790,470

Brendan T. Cavanagh	2/1/2005	4,474	-		8.56	2/1/2015
	1/19/2006	35,000	-		19.10	1/19/2016
	2/26/2007	26,250	8,750	(3)	28.54	2/26/2014
	2/28/2008	20,000	20,000	(3)	32.39	2/28/2015
	3/5/2009	15,407	46,221	(3)	19.68	3/5/2016

	3/4/2010	-	28,409	(3)	35.71	3/4/2017	6,484	265,455

		101,131	103,380				6,484	265,455

Kurt L. Bagwell	2/26/2007	41,250	13,750	(3)	28.54	2/26/2014
	2/28/2008	32,500	32,500	(3)	32.39	2/28/2015
	3/5/2009	-	63,249	(3)	19.68	3/5/2016

	3/4/2010	-	39,142	(3)	35.71	3/4/2017	8,933	365,717

		73,750	148,641				8,933	365,717

Thomas P. Hunt	2/11/2004	30,035	-		4.25	2/11/2014
	2/1/2005	57,946	-		8.56	2/1/2015
	1/19/2006	49,765	-		19.10	1/19/2016
	2/26/2007	41,250	13,750	(3)	28.54	2/26/2014
	2/28/2008	32,500	32,500	(3)	32.39	2/28/2015
	3/5/2009	21,083	63,249	(3)	19.68	3/5/2016

	3/4/2010	-	39,142	(3)	35.71	3/4/2017	8,933	365,717

		232,579	148,641				8,933	365,717

Jason V. Silberstein	1/19/2006	41,000	-		19.10	1/19/2016
	2/26/2007	30,750	10,250	(3)	28.54	2/26/2014
	2/28/2008	23,750	23,750	(3)	32.39	2/28/2015
	3/5/2009	15,407	46,221	(3)	19.68	3/5/2016
	3/4/2010	-	27,357	(3)	35.71	3/4/2017	6,243	255,588

		110,907	107,578				6,243	255,588

(1)	The restricted stock units vest in four equal annual installments on the anniversary of the grant date, March 4, 2010.

(2)	The market value of the restricted stock units is calculated by multiplying the closing price of SBA’s Class A common stock on December 31, 2010 ($40.94) by the number of restricted stock units.

(3)	The stock options awarded pursuant to this stock option grant vest and become exercisable in four equal annual installments on the anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options and the value realized on exercise of such stock options on an aggregated basis during the fiscal year ended December 31, 2010 for each of the named executive officers.

	Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jeffrey A. Stoops	-	-
Brendan T. Cavanagh	-	-
Kurt L. Bagwell	34,833	$709,930	(1)(2)
Thomas P. Hunt	5,235	81,614	(1)
Jason V. Silberstein	40,057	1,066,792	(2)

(1)

Mr. Hunt exercised the options and held all of the shares referenced above acquired upon exercise of the options, and Mr. Bagwell exercised the options and held 12,533 of the shares referenced above acquired upon exercise of the options. Consequently, the value realized on exercise for shares exercised and held is calculated by multiplying the number of shares times the difference between the closing price of Class A common stock at exercise and the exercise price of the options.

(2)

Mr. Silberstein exercised the options and sold all of the shares referenced above acquired upon exercise of the options, and Mr. Bagwell exercised the options and sold 22,300 of the shares referenced above acquired upon exercise of the options. Consequently, the value realized on exercise for shares exercised and sold is calculated by multiplying the number of shares times the difference between the market price at which the shares of Class A common stock were sold and the exercise price of the options.

Potential Payments Upon Termination or Change-in-Control

Our employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt provide for severance payments under certain circumstances. The material terms of the severance provisions for the employment agreements in effect as of December 31, 2010 are as follows:

•

Covered terminations. The executive would receive severance payments if his employment were terminated (1) by SBA without cause, (2) by the executive for good reason or (3) within three years of a change in control in the case of Mr. Stoops, or the later of December 31, 2012 or within two years of a change in control in the case of Messrs. Cavanagh, Bagwell and Hunt (i) by SBA without cause or (ii) by the executive for good reason.

•

“Cause,” means any of the following events: (i) the officer’s willful, material violation of any law applicable to our business; (ii) the officer’s conviction of, or plea of “no contest,” to a felony; (iii) any willful perpetration by the officer of an act involving moral turpitude or common law fraud; (iv) any act of gross negligence by the officer in the performance of his duties; or (v) any willful misconduct by the officer that is materially injurious to our company. With respect to Mr. Stoops, “cause” also includes “any material violation of the employee manuals of our company, as in effect from time to time.” With respect to Messrs. Cavanagh, Bagwell and Hunt, “cause” also includes the following events: (i) the officer’s material violation of our Code of Ethics; (ii) the willful and continued failure or refusal of the officer to satisfactorily perform the duties reasonably required of him; (iii) the indictment for any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or our property where such indictment has a material adverse impact on the officer’s ability to perform his duties or (iv) any breach by the officer of provisions in his employment agreement relating to noncompetition, noninterference, non-disparagement and nondisclosure.

•

“Good reason,” means any of the following events: (i) the officer’s position, title, duties, and reporting responsibilities in effect on the effective date become less favorable in any material respect, provided, however, that for Messrs. Cavanagh, Bagwell and Hunt, good reason will not have occurred if (1) the diminution in the officer’s position, duties or reporting responsibilities is solely and directly a result of SBA no longer being a publicly-traded company; (2) the event resulting in SBA no longer being a publicly-traded entity is a leveraged buyout, acquisition by a private equity fund and/or other similar “going private” transaction and is not as a result of the acquisition of SBA or its business by another operating company; and (3) the officer continues to hold the same position and title with SBA and no other act or omission has occurred that would constitute an event of good reason, (ii) a reduction in, or a change in the form of, the base salary, bonus or material benefits, as of the effective date, other than, with respect to Messrs. Cavanagh, Bagwell or Hunt, an across-the-board reduction applicable to all of our senior executive officers; or (iii) the relocation, without the officer’s consent, of the officer’s principal place of business to a location that is more than 60 miles (or 20 miles for Mr. Stoops) from the officer’s primary business location on the effective date.

•

A “change in control,” will be deemed to have occurred when (i) any person is or becomes the beneficial owner, directly or indirectly, of our securities representing 35% (50% in the case of Mr. Stoops) or more of the combined voting power of our then-outstanding securities; (ii) a majority of the Board of Directors is not constituted of (A) individuals who were on the Board as of the effective date (“Incumbent Directors”) and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by our shareholders was approved or recommended by a vote of at least a majority (or two-thirds in the case of Mr. Stoops) of the Incumbent Directors; (iii) a merger or consolidation of our company is consummated, other than (A) a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent at least 50% of the combined voting power of the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of our company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities; or (iv) our shareholders approve a plan of complete liquidation or dissolution of our company or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of our company in substantially the same proportions as their ownership of our company immediately prior to such sale.

•

Severance payment. Upon the occurrence of a covered termination, Mr. Stoops would be entitled to receive a severance payment equal to (i) three times the sum of his “Reference Salary”, his “Reference Bonus” and his “Reference Benefits” value plus (ii) a pro rata portion of the bonus for the year in which the termination or resignation occurs. For purposes of this calculation, Mr. Stoops’ (1) “Reference Salary” is the greater of (i) $416,394 and (ii) his annual rate of base salary for the year in which the termination occurs, (2) “Reference Bonus” is the greater of (i) $312,295.50, (ii) 75% of his target bonus for the year in which the termination occurs and (ii) 100% of his bonus for the year immediately preceding the year in which termination occurred and (3) “Reference Benefits” value is deemed to be $33,560. Mr. Stoops’ severance payment is payable in a lump sum. Upon the occurrence of a covered termination, Messrs. Cavanagh, Bagwell and Hunt would receive a severance payment equal to the sum of: (a) an amount equal to the pro rata portion of the minimum target bonus for the period of service in the year in which the termination or resignation occurs, and (b) an amount equal to the applicable multiple multiplied by the sum of such officer’s (i) base salary for the year in which the termination or resignation occurs and (ii) the minimum target bonus. “Applicable multiple,” means one (1) in the event a termination or resignation occurs prior to a change in control of SBA, and two (2) in the event termination or resignation occurs on or after a change in control of SBA. Each of Messrs. Cavanagh’s, Bagwell’s and Hunt’s severance payment is payable in a lump sum.

•	Impact of termination upon Change in Control. Upon the occurrence of a change in control, the term of each of the employment agreements is extended three years in the case of Mr. Stoops, and the later of December 31, 2012 or two years in the case of each of Messrs. Cavanagh, Bagwell and Hunt.

•

Benefit continuation. Mr. Stoops will be entitled to receive three times the greater of (1) $33,560 and (2) the value of all medical, dental, health, life, and other fringe benefit plans and arrangements applicable to Mr. Stoops and his dependents for the year in which the termination occurs. For each of Messrs. Cavanagh, Bagwell and Hunt, basic employee benefits such as medical, dental and life insurance, but excluding the supplemental medical reimbursement benefit, would be continued until the earlier of the applicable multiple of years from the date of termination or the date the officer becomes eligible for comparable benefits provided by a third party.

•

Excise tax. Pursuant to the employment agreements of each of Messrs. Stoops, Cavanagh, Bagwell and Hunt, in the event that any payments made in connection with a termination of employment would be subject to the excise tax imposed by Section 4999 of the Code, and if the reduction of the payments to an amount that would not be subject to the excise tax is greater than if the payment had not been reduced, then, subject to limitations, the payments would be reduced to such amount.

In addition to the severance payments that would be payable under our existing employment agreements, each of our equity participation plans provide for accelerated vesting of options upon a change in control. Mr. Silberstein does not have an employment agreement, consequently the only payments and benefits that he would receive upon a change in control would be the benefit resulting from the acceleration of his unvested restricted stock units and stock options. As of December 31, 2010, the value of this acceleration would be $1,711,486 for Mr. Silberstein. The calculation of this acceleration is set forth in footnote 5 below.

The estimated payments and benefits that would be provided to each of Messrs. Stoops, Cavanagh, Bagwell and Hunt, pursuant to their respective employment agreements, as a result of a termination for “good reason” or “without cause,” are set forth in the table below. Calculations for this table are based on the assumption that the termination for “good reason” or “without cause” took place on December 31, 2010.

Name and Type of Payment/Benefit	Payments Upon Termination for “good reason” or “without cause” not in connection with a Change of Control ($)	Payments Upon Termination for “good reason” or “without cause” in connection with a Change of Control ($)
Jeffrey A. Stoops(1)
Base salary(2)	$1,560,000	$1,560,000
Bonus(3)	1,461,000	1,461,000
Pro Rata Bonus(4)	520,000	520,000
Value of accelerated equity awards(5)	0	5,418,899
Health/life insurance benefits(6)	100,680	100,680

Total	3,641,680	9,060,579

Brendan T. Cavanagh
Base salary	260,000	520,000
Bonus(7)	195,000	390,000
Pro Rata Bonus(4)	195,000	195,000
Value of accelerated equity awards(5)	0	1,676,192
Health/life insurance benefits(6)	24,143	48,285

Total	674,143	2,829,477

Kurt L. Bagwell
Base salary	320,000	640,000
Bonus(7)	320,000	640,000
Pro Rata Bonus(4)	320,000	320,000
Value of accelerated equity awards(5)	0	2,363,478
Health/life insurance benefits(6)	24,653	49,305

Total	984,653	4,012,783

Thomas P. Hunt
Base salary	320,000	640,000
Bonus(7)	320,000	640,000
Pro Rata Bonus(4)	320,000	320,000
Value of accelerated equity awards(5)	0	2,363,478
Health/life insurance benefits(6)	24,297	48,594

Total	984,297	4,012,072

(1)

As discussed above, Mr. Stoops would receive the same severance payment under a termination for “good reason” or “without cause” upon a Change of Control as he would for a termination for “good reason” or “without cause” not in connection with a Change of Control.

(2)

In connection with a termination for “good reason” or “without cause,” Mr. Stoops is eligible to receive three times his Reference Salary, as defined above. For purposes of the table, this amount reflects a payment equal to three times Mr. Stoops’ base salary for 2010.

(3)

In connection with a termination for “good reason” or “without cause,” Mr. Stoops is eligible to receive three times his Reference Bonus, as defined above. For purposes of the table, this amount reflects a payment equal to three times Mr. Stoops’ actual bonus paid for 2009 (the year immediately preceding the year in which termination is deemed to have occurred).

(4)

Pursuant to their respective employment agreements, each of Messrs. Stoops, Cavanagh, Bagwell and Hunt are entitled to receive a pro rata portion of their annual cash bonus opportunity for the year in which the termination occurs.

(5)

Represents the value of accelerated restricted stock units and stock options. The value of the accelerated restricted stock units is calculated by multiplying the closing price of SBA’s Class A common stock on December 31, 2010 ($40.94) by the number of unvested restricted stock units as of December 31, 2010. The value of the accelerated stock options reflects the excess of the market price of our Class A common stock on December 31, 2010 ($40.94) over the exercise price of any stock option which was unvested as of December 31, 2010. Our 2001 equity participation plan and our current form of award agreements provide for accelerated vesting of restricted stock units and stock options upon a change in control. However, if the employment agreement of Messrs. Stoops, Cavanagh, Bagwell or Hunt were terminated for “good reason” or “without cause” not following a Change of Control, all unvested restricted stock units and options would be forfeited upon their termination of service.

(6)

For Mr. Stoops, this amount reflects a payment equal to three times his Reference Benefits value, defined as $33,560. For Messrs. Cavanagh, Bagwell and Hunt, this amount is calculated using the value of health and life insurance benefits, excluding the medical expense reimbursement plan, based on current rates and benefit elections by each executive.

(7)

For Messrs. Cavanagh, Bagwell and Hunt, this amount was calculated based on their respective minimum target bonus for 2010, which was equal to 75%, 100% and 100% of each of Messrs. Cavanagh’s, Bagwell’s and Hunt’s base salary, respectively.

VI.	PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed E&Y to continue to serve as our independent registered certified public accounting firm for the 2011 fiscal year. E&Y has served as our independent registered certified public accounting firm since 2002. In the event our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Ratification of the appointment of E&Y to serve as our independent registered certified public accounting firm for the 2011 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of E&Y for the 2011 fiscal year.

We expect a representative of E&Y to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

In connection with the audit of our 2010 financial statements and internal control over financial reporting, we entered into an agreement with E&Y which sets forth the terms by which E&Y performed audit services for us.

Fees Paid to E&Y

We were billed for professional services provided with respect to fiscal years 2009 and 2010 by E&Y in the amounts set forth in the following table.

Services Provided	2009	2010

Audit Fees(1)	$1,653,600	$1,709,715
Audit-Related Fees	-	-
Tax Fees(2)	32,445	-
All Other Fees(3)	1,950	1,950

Total	$1,687,995	$1,711,665

(1)

These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); (iii) the audit of SBA’s internal control over financial reporting and attestation services in connection with SBA’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002; (iv) fees associated with assisting us with the preparation and review of our various documents relating to our debt offerings in 2009 and our tower securitization in 2010, including the preparation of comfort letters; (v) fees associated with consents to registration statements filed in 2009 and 2010; and (vi) other statutory audits required for the years ended 2009 and 2010.

(2)	These professional services include fees associated with (i) compliance for preparation of tax returns, (ii) assistance with tax planning strategies and (iii) tax examination assistance.

(3)	These professional services include fees associated with providing SBA with the EY Global Accounting and Auditing Information Tool for Accounting Research.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee’s policy requires that the Audit Committee must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure which delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by E&Y. In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by E&Y is consistent with maintaining E&Y’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by E&Y during fiscal year 2010, as described above.

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes of SBA on behalf of the Board of Directors. Management has primary responsibility for SBA’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of SBA’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of SBA, including SBA’s internal controls over financial reporting, and the audits of the financial statements of SBA.

During the course of 2010 and the first quarter of 2011, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to SBA’s consolidated financial statements for fiscal year 2010, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2010, management’s annual report on internal control over financial reporting, the results of the independent auditor’s testing and the evaluation of SBA’s internal control over financial reporting and the independent auditor’s attestation report regarding management’s assessment of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of SBA’s financial statements for fiscal year 2010 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2010 be included in SBA’s Annual Report on Form 10-K, for filing with the SEC.

See the portion of this proxy statement titled “Corporate Governance – Board Committees” beginning on page 9 for information on the Audit Committee’s meetings in 2010.

The Audit Committee

Kevin L. Beebe

Brian C. Carr

Duncan H. Cocroft

March 11, 2011

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report that follows shall not be incorporated by reference into this proxy statement.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2011 fiscal year.

VII.	PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing shareholders an advisory vote on executive compensation, or Say on Pay, as required by the Dodd-Frank Act. The Say on Pay vote is a non-binding vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years.

We encourage shareholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 20 to 46. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to incentivize and reward the creation of shareholder value. As the charts below demonstrate, our Total Shareholder Return (“TSR”) has exceeded the TSR of the Nasdaq Composite Index and the TSR of the 2010 Peer Group which our Compensation Committee used to set executive compensation for each of the three and five year periods ended December 31, 2010:

•	In the past five years SBA’s TSR has increased by 129%, significantly exceeding the TSR of the Nasdaq Composite Index (up 26%) and the TSR of the 2010 Peer Group (up 50%).

•	In the past three years SBA’s TSR has increased by 21%, significantly exceeding the TSR of the Nasdaq Composite Index (up 1%) and the TSR of the 2010 Peer Group (up 13.3%).

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

•

We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being performance-based and/or “at risk,” meaning that such portion be tied to, and vary with, our financial, operational and stock price performance, as well as individual performance. For 2010, 83% of our CEO’s target total compensation and an average of 79% of our other NEO’s target total compensation was performance-based and/or “at-risk”;

•

We provide a balance of short-term and long-term compensation; our annual cash incentive bonus rewards the accomplishment of annual financial, operational and strategic goals, while our equity grants vest our executives’ financial interests in the long-term appreciation of our Class A common stock;

•	We have adopted share ownership guidelines that promote continued alignment of our executives’ interests with those of our shareholders and discourage excessive risk taking for short-term gains; and

•

We review and implement our executive compensation programs within a strong corporate governance environment, including a wholly-independent compensation consultant, independent legal counsel for our Compensation Committee and independent directors.

On the basis of the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 20 to 46 of this proxy statement, we are requesting that our shareholders vote on the following resolution:

RESOLVED, that the shareholders of SBA approve, on an advisory basis, the compensation of SBA’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in SBA’s 2011 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section.

VIII.	PROPOSAL 4 – ADVISORY VOTE ON FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

In addition to providing shareholders with the opportunity to cast a Say on Pay advisory vote, we are also providing shareholders with the opportunity to cast an advisory vote on whether the advisory vote on executive compensation should occur every three, two or one year, or Say on Frequency. You have the option to vote for any of the three options, or to abstain from casting a vote.

The Board believes that a frequency of “every three years” for the Say on Pay vote on executive compensation is the best approach for SBA for the reasons described below.

•

Our executive compensation program is designed to support long-term value creation, and a three-year vote cycle will allow shareholders to better judge the effectiveness of our executive compensation program in relation to our long-term performance, rather than emphasizing short-term and potentially one-time fluctuations in our stock-price, our financial performance or executive compensation.

•

Our business model has remained, and is expected to remain, stable, permitting us to provide predictable financial and operational goals against which we can measure the performance of our named executive officers. As a result, the design of SBA’s executive compensation program has remained stable over the past five years, with the only material revision being a shift in the components of long-term compensation from solely stock options, to a mix of one-third (1/3rd) restricted stock units and two-thirds (2/3rds) stock options. A three-year vote cycle would provide shareholders the opportunity to provide meaningful input without imposing the additional costs and time on the Company associated with an annual review of financial metrics and compensation program design which will be unlikely to have materially changed.

•

A three-year vote cycle provides the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures. We believe that a one-year or two-year vote cycle would not allow for changes to our executive compensation policies and practices, including changes made in response to the outcome of a prior advisory vote on executive compensation, to be in place long enough for shareholders to meaningfully evaluate them.

Further, in the event that material changes are made to our executive compensation program, the Board has committed to provide shareholders the opportunity to cast a Say on Pay advisory vote regarding the new executive compensation program, even if such Say on Pay vote occurs more frequently than under the three-year vote cycle.

Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of SBA determine, on an advisory basis, that the frequency with which the shareholders of SBA shall have an advisory vote on the compensation of SBA’s named executive officers as described in the Compensation Discussion and Analysis section, set forth in SBA’s 2011 Annual Meeting proxy statement is:

Choice 1 – every three years;

Choice 2 – every two years;

Choice 3 – every one year; or

Choice 4 – abstain from voting.

Although this Say on Frequency vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future Say on Pay votes. As discussed under “Other Matters — Communication with SBA’s Board of Directors” we provide shareholders an opportunity to communicate directly with the Board, including on issues of executive compensation.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the option of “every three years” for future advisory votes on executive compensation.

IX.	PROPOSAL 5 – ADOPTION OF AMENDMENT TO 2008 EMPLOYEE STOCK PURCHASE PLAN

Background

On May 6, 2008, SBA’s shareholders approved the SBA Communications Corporation 2008 Employee Stock Purchase Plan (the “2008 Purchase Plan”). The purpose of the 2008 Purchase Plan is to provide our employees and the employees of our subsidiaries with the opportunity to acquire a stock ownership interest in us through the purchase of our Class A common stock and, thus, to have a stronger incentive to work for our continued success as measured through stock price appreciation. The 2008 Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Purchase Plan is not a tax-qualified, deferred compensation plan under Section 401(a) of the Internal Revenue Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974.

On February 24, 2011, the Compensation Committee approved amendments to the 2008 Purchase Plan (the “2011 Amendments”), subject to shareholder approval, that would modify the class of employees eligible to participate in the 2008 Purchase Plan. In light of SBA’s international expansion, the Compensation Committee believes that it is important that SBA retain the flexibility of (1) limiting the subsidiaries whose employees are permitted to participate in the 2008 Purchase Plan and (2) modifying the procedures or terms of the 2008 Purchase Plan to comply with local laws or obtain a more favorable tax treatment for SBA. Foreign jurisdictions in which we currently, and may in the future, have subsidiaries, typically have a variety of local taxes, securities laws, or other regulations which apply to an employee stock purchase plan. Consequently, the Compensation Committee believes that it is in the best interest of shareholders that SBA be able to conduct a cost-benefit analysis at a subsidiary level before offering the 2008 Purchase Plan to employees of such subsidiary. In addition to modifying the class of eligible employees, the 2011 Amendments make certain other technical amendments which are permitted by regulations issued by the IRS in 2010. If the proposed 2011 Amendments are approved by shareholders, the 2008 Purchase Plan, as amended, will be effective on May 4, 2011, the date of the 2011 Annual Meeting.

Description of the Purchase Plan

The following is a brief description of the material features of the 2008 Purchase Plan, as amended. This description is qualified in its entirety by reference to the full text of the 2008 Purchase Plan, as amended, a copy of which is attached to this Proxy Statement as Appendix A.

Administration

The 2008 Purchase Plan is administered by the Compensation Committee. Subject to the provisions of the 2008 Purchase Plan, the Compensation Committee is authorized to determine any questions arising in the administration, interpretation and application of the 2008 Purchase Plan, and to make such uniform rules as may be necessary to carry out its provisions.

The 2011 Amendments expressly allow the Compensation Committee to make additional provisions (without amending the plan) for the treatment of non-US employees as necessary to accommodate applicable foreign legal requirements as permitted by Section 423 of the Code. In addition, the 2011 Amendments permit, but do not require, the Board to establish a sub-plan for foreign subsidiaries in countries that either provide favorable tax treatment or allow for the avoidance of unfavorable tax treatment, for an employee stock purchase plan under terms and conditions that are different than Section 423 of the Code.

Number of Shares

The maximum aggregate number of shares of our Class A common stock that may be purchased through the 2008 Purchase Plan is 500,000 shares of Class A common stock, subject to appropriate adjustments by the Compensation Committee in the event of certain changes in the outstanding shares of Class A common stock by reason of stock dividends, stock splits or other subdivisions. As of March 1, 2011 there were 427, 062 shares of Class A common stock remaining to be issued under the 2008 Purchase Plan. The 2011 Amendments do not increase the number of shares available for issuance.

Eligibility

The 2008 Purchase Plan currently provides that any of our employees and the employees of any of our subsidiaries (including officers and any directors who are also employees) will be eligible to participate in the 2008 Purchase Plan for any Option Period (as defined below) so long as, on the first day of such Option Period, the employee has been continuously employed for at least 90 consecutive days and the employee is employed at least 20 hours per week and for more than 5 months in any calendar year; provided, however, that no employee who is deemed, for purposes of the Code, to own stock possessing 5% or more of the total combined voting power or value of all classes of our stock may participate in the plan. As of February 28, 2011, we had approximately 679 employees who were eligible to participate in the 2008 Purchase Plan.

The 2011 Amendments provide that only employees of subsidiaries designated by the Board, as opposed to all subsidiaries, and eligible to participate under Section 423 of the Code may participate in the 2008 Purchase Plan. The 2011 Amendments also clarify that all eligible employees who participate in the 2008 Purchase Plan have the same rights under the 2008 Purchase Plan, except for differences that may be mandated by local law and that are consistent with Section 423(b)(5) of the Code or where an eligible employee participates in a sub-plan, which may be adopted by the Board.

Participation

The 2008 Purchase Plan provides for four Option Periods in each year: March 1 to May 31, June 1 to August 31, September 1 to November 30 and December 1 to February 28 (or February 29 in leap years). Any eligible employee may elect to become a participant in the 2008 Purchase Plan for any Option Period by delivering to us either (1) a written payroll deduction authorization or (2) a written notice of election to participate by lump sum payment, prior to the close of business on the fifth (5th) business day prior to the commencement of an Option Period. A participant may elect to stop participating in the 2008 Purchase Plan during an Option Period by delivering to us a written notice of such early termination. Upon delivery of such notice, all future payroll deductions will cease or the participant will be relieved from any future lump sum payment obligations, as the case may be. Upon such early termination, a participant may elect to: (i) withdraw from the 2008 Purchase Plan; or (ii) have amounts credited to his or her plan account for the purchase of our Class A common stock. If a participant chooses to withdraw from the 2008 Purchase Plan, we will refund the entire amount, if any, in his or her plan account within 21 days of our receipt of the notice of withdrawal. Any participant who withdraws from the 2008 Purchase Plan will not be eligible to reenter the 2008 Purchase Plan until the next succeeding Option Period.

Purchase of Stock

On the last day of each Offering Period (each an “Offering Date”), amounts withheld or paid by lump sum during the Option Period will be used to purchase shares of our Class A common stock. The purchase price of each share will be equal to 85% of the Fair Market Value (as defined in the 2008

Purchase Plan) of a share of Class A common stock on the Offering Date. Only whole shares will be purchased. No more than $25,000 in Fair Market Value (determined by the Fair Market Value of the Class A common stock at the time the option is granted) of shares of Class A common stock may be purchased by any participant for each calendar year under the 2008 Purchase Plan. If purchases by all participants would exceed the number of shares of Class A common stock available for purchase under the 2008 Purchase Plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of Class A common stock will be refunded to the participant in cash.

Merger, Acquisition or Liquidation

If we are merged or consolidated into another corporation, or if another corporation acquires all or substantially all of our assets or 80% or more of our then outstanding voting stock, or if we are liquidated or dissolved, the date of exercise with respect to outstanding options to purchase our Class A common stock will be accelerated to the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless the Compensation Committee shall, in its sole discretion, provide for the assumption or substitution of such options in compliance with Section 424(a) of the Code.

Termination of Employment

If the employment of a participant terminates for any reason, including death, disability, termination for cause or termination without cause, any remaining balance of the amounts previously withheld will be refunded to the participant or the participant’s estate within 21 days of the date the participant ceased to be eligible or was no longer employed by us or any of our subsidiaries. Upon payment to the participant, the participant’s beneficiary or estate of any remaining balance in his or her plan account, the participant’s interest in the 2008 Purchase Plan and his or her option under the 2008 Purchase Plan immediately terminates.

Rights not Transferable

The rights of a participant under the 2008 Purchase Plan are not transferable and are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the 2008 Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

Amendment or Modification

The Board of Directors or the Compensation Committee may at any time amend, suspend or terminate the 2008 Purchase Plan, provided that approval by our shareholders within 12 months (before or after) of action by our Board of Directors is required to (i) increase the number of shares to be reserved under the 2008 Purchase Plan (except for adjustments by reason of stock dividends, stock splits, or other subdivisions), or (ii) change the designation or class of eligible employees.

Additionally, the Compensation Committee has the power to make, amend and repeal rules and regulations for the interpretation and administration of the 2008 Purchase Plan consistent with the qualification of the 2008 Purchase Plan under Section 423 of the Code. The Compensation Committee is also authorized to (i) change the Option Periods and Offering Dates under the 2008 Purchase Plan and (ii) change or modify the method of participation in the Plan by providing written notice to all employees 15 days prior to the date any modifications will become effective.

Termination

All rights of participants in any offering under the 2008 Purchase Plan will terminate at the earlier of (i) the day that participants become entitled to purchase a number of shares of our Class A common stock equal to or greater than the number of shares remaining available for purchase; or (ii) June 1, 2018. Upon termination of the 2008 Purchase Plan, shares of Class A common stock will be purchased for participants in accordance with the terms of the 2008 Purchase Plan, and cash, if any, previously withheld and not used to purchase shares of Class A common stock will be refunded to the participants, as if the 2008 Purchase Plan were terminated at the end of an Option Period.

Application of Funds

The proceeds we receive from the sale of our Class A common stock pursuant to options granted under the 2008 Purchase Plan may be used for any corporate purposes.

Federal Tax Considerations

The following summarizes certain United States federal income tax considerations for employees participating in the 2008 Purchase Plan and certain tax effects to SBA. This summary, however, does not address every situation that may result in taxation. For example, it does not discuss foreign, state, or local taxes, or any of the tax implications arising from a participant’s death. This summary is not intended as a substitute for careful tax planning, and each employee is urged to consult with and rely on his or her own advisors with respect to the possible tax consequences (federal, state, local and foreign) of exercising his or her rights under the 2008 Purchase Plan. The 2008 Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 nor the provisions of Section 401(a) of the Code.

For U.S. federal income tax purposes, an employee does not realize income at the time of entry into the 2008 Purchase Plan or purchase of a share. If no disposition of the shares is made within two years from the first day of an Option Period, or one year from the date the shares are purchased by the employee, upon subsequent disposition of the shares, the employee’s gross income for the taxable year in which the disposition occurs will include as ordinary income and not as capital gain an amount equal to the lesser of (i) the excess of the fair market value of the stock at the time of the disposition over the option price, or (ii) the excess of the fair market value of the share at the time of grant over the option price. No income tax deduction will be allowed SBA for shares purchased by the employee, provided such shares are held for the periods described above. If the shares are disposed of within the periods described above, the employee will recognize ordinary income for the taxable year of the disposition equal to the excess of the fair market value of the shares on the date of purchase over the price paid, and in these circumstances, SBA will be entitled to a deduction equal to the amount of ordinary income recognized by the employee.

Equity Compensation Plan Information

As required by SEC rules, the following table summarizes information with respect to our compensation plans under which our equity securities are authorized for issuance as of December 31, 2010 (numbers in thousands, except for weighted–average exercise price):

	Equity Compensation Plan Information
	(in thousands except exercise price)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders
1999 Plan	9		$41.57		-	(3)
2001 Plan	3,902	(1)	$23.94	(1)	-	(3)
2010 Plan	9	(2)	$13.32	(2)	14,991
Equity compensation plans not approved by security holders	-				-
Total	3,920		$23.95		14,991

(1)

Included in the number of securities in column (a) is approximately 124,000 restricted stock units, which have no exercise price. The weighted average exercise price of Outstanding Options, Warrants and Rights (excluding restricted stock units) is $24.72.

(2)

Included in the number of securities in column (a) is approximately 6,000 restricted stock units, which have no exercise price. The weighted average exercise price of Outstanding Options, Warrants and Rights (excluding restricted stock units) is $35.53.

(3)	These plans have been terminated and we are no longer eligible to issue shares pursuant to the plans.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the amendment to the 2008 Employee Stock Purchase Plan.

X.	SECURITY OWNERSHIP

The table below shows the beneficial ownership as of March 7, 2011 of our Class A common stock held by each of the directors, nominees for director, named executive officers, all current directors and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our Class A common stock. As of March 7, 2011 we had 114,519,496 shares of Class A common stock outstanding.

Name	Number Of Shares Beneficially Owned (1)		Percent Of Class A Common Stock
Steven E. Bernstein	307,274	(2)	*
Jeffrey A. Stoops	1,540,425	(3)	1.3%
Kevin L. Beebe	6,302	(4)	*
Brian C. Carr	13,940	(5)	*
Duncan H. Cocroft	92,065	(6)	*
George R. Krouse, Jr.	7,302	(7)	*
Jack Langer	72,065	(8)	*
Kurt L. Bagwell	251,070	(9)	*
Brendan T. Cavanagh	162,585	(10)	*
Thomas P. Hunt	311,783	(11)	*
Jason V. Silberstein	115,300	(12)	*
All current directors and executive officers as a group (12 persons)(13)	2,880,111	(14)	2.5%
Baron Capital Group, Inc.	6,987,763	(15)	6.1%
BlackRock, Inc.	7,436,620	(16)	6.5%
SPO Advisory Corp.	5,761,643	(17)	5.0%
TimesSquare Capital Management, LLC	7,748,900	(18)	6.8%

*	Less than 1% of outstanding shares.

Except as otherwise indicated, the address of each person named in this table is c/o SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487.

(1)

In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after March 7, 2011 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(2)

This number includes (i) an aggregate of 240,142 owned by the Bernstein Limited Partnership II (“BLP II”), an entity controlled, in part, by Mr. Bernstein and (ii) an aggregate of 23,400 shares owned by the Steven E. Bernstein Charitable Trust (“Bernstein Charitable Trust”), for which Mr. Bernstein serves as a trustee. This number also includes an aggregate of 43,732 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 7, 2011. Mr. Bernstein disclaims beneficial ownership of those shares owned by BLP II and Bernstein Charitable Trust.

(3)

This number includes (i) an aggregate of 559,701 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2011, (ii) an aggregate of 15,200 shares of Class A common stock held by four different trusts, each for the benefit of one of Mr. Stoops’ four children, and (iii) 569,863 shares owned by Calculated Risk Partners, L.P., a Delaware limited partnership (“CRLP”), of which Mr. Stoops and his spouse control the general partner. Mr. Stoops disclaims beneficial ownership of the 585,063 shares of Class A common stock held by the trusts and CRLP. This number includes 965,524 shares of Class A common stock which are pledged or held in a margin account. Mr. Stoops shares voting and investment power with respect to 980,724 shares of Class A common stock with his spouse.

(4)	Represents 6,302 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 7, 2011.

(5)	Represents 13,940 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 7, 2011.

(6)

This number includes 37,065 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 7, 2011. This number includes 55,000 shares of Class A common stock which are pledged or held in a margin account.

(7)	This number includes 6,302 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 7, 2011.

(8)	Represents 72,065 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 7, 2011.

(9)

This number includes 134,618 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2011. This number includes 115,033 shares of Class A common stock owned by the Kurt L. Bagwell Revocable Trust Agreement, dated July 8, 1998 and as amended and restated June 29, 2007, for the benefit of Mr. Bagwell’s spouse. Mr. Bagwell is the trustee of the trust and has sole voting and investment power with respect to the 115,033 shares of Class A common stock.

(10)	This number includes 142,390 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2011.

(11)

This number includes 293,447 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2011. Mr. Hunt shares voting and investment power with respect to 18,336 shares of Class A common stock with his spouse. This number includes 18,336 shares of Class A common stock which are pledged or held in a margin account.

(12)	This number includes 114,278 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2011.

(13)

This number includes 45,041 shares beneficially owned by Mark Ciarfella, which includes 44,512 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 7, 2011.

(14)

This number includes options to purchase 1,468,352 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 7, 2011.

(15)

This number is based solely on the Amendment No. 4 to Schedule 13G filed with the Commission on February 14, 2011 by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), an investment adviser, Baron Capital Management, Inc. (“BCM”), an investment adviser, and Ronald Baron, Chairman and CEO of BCG, BAMCO and BCM. According to the Amendment No. 4 to Schedule 13G, (i) BCG has shared voting power with respect to 6,830,999 shares of Class A common stock and shared dispositive power with respect to 6,987,763 shares of Class A common stock; (ii) BAMCO has shared voting power with respect to 6,525,760 shares of Class A common stock and shared dispositive power with respect to 6,677,524 shares of Class A common stock; (iii) BCM has shared voting power with respect to 305,239 shares of Class A common stock and shared dispositive power with respect to 310,239 shares of Class A common stock; and (iv) Ronald Baron has shared voting power with respect to 6,830,999 shares of Class A common stock and shared dispositive power with respect to 6,987,763 shares of Class A common stock. The principal business address of BCG, BAMCO, BCM and Ronald Baron is 767 Fifth Avenue, New York, NY 10153.

(16)

This number is based solely on the Amendment No. 1 to Schedule 13G filed with the Commission on February 8, 2011 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G, BlackRock has sole voting power and sole dispositive power with respect to 7,436,620 shares of Class A common stock. The principal business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(17)

This number is based solely on the Schedule 13G filed with the Commission on February 14, 2011, by SPO Advisory Corp. According to the Schedule 13G, 5,559,843 shares of Class A common stock are owned directly by SPO Partners II, L.P., and may be deemed to be indirectly beneficially owned by (i) SPO Advisory

Partners, L.P. , the sole general partner of SPO Partners II, L.P., (ii) SPO Advisory Corp., the sole general partner of SPO Advisory Partners, L.P., and (iii) John H. Scully (“JHS”), William E. Oberndorf (“WEO”) and Edward H. McDermott (“EHM”), the three controlling persons of SPO Advisory Corp. Additionally, 1,800 shares of Class A common stock are owned directly by San Francisco Partners, L.P., and may be deemed to be indirectly beneficially owned by (i) SF Advisory Partners, L.P., the sole general partner of San Francisco Partners, L.P., (ii) SPO Advisory Corp., the sole general partner of SF Advisory Partners, L.P., and (iii) JHS, WEO and EHM the three controlling persons of SPO Advisory Corp. The principal business address of SPO Advisory Corp., SPO Partners II, L.P., SPO Advisory Partners, L.P., San Francisco Partners, L.P., SF Advisory Partners, L.P., JHS, WEO and EHM is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.

(18)

This number is based solely on the Amendment No. 1 to Schedule 13G filed with the Commission on February 9, 2011, by TimesSquare Capital Management, LLC (“TimesSquare Capital”). According to the Schedule 13G, TimesSquare Capital has sole voting power with respect to 5,647,200 shares of Class A common stock and sole dispositive power with respect to 7,748,900 shares of Class A common stock. All of these shares are owned by investment advisory clients of TimesSquare Capital. The principal business address of TimesSquare Capital is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

XI.	OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and Nasdaq reports of ownership and changes in ownership of our Class A common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations that no other reports were required, we believe that, during the 2010 fiscal year, our executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them, except for the inadvertent failure to file two Form 5s for Mr. Langer on a timely basis relating to the shares that he gifted to a charitable institution in 2008 and 2009.

Shareholder Proposals for 2012 Annual Meeting

Shareholder proposals should be sent to SBA at the address set forth in the Notice. To be considered for inclusion in SBA’s proxy statement for the 2012 Annual Meeting of Shareholders the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is November 25, 2011. Additionally, pursuant to our Bylaws, SBA must receive notice of any shareholder proposal to be submitted at the 2012 Annual Meeting of Shareholders, but not required to be included in our proxy statement, no earlier than December 6, 2011 and no later than January 5, 2012. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with SBA’s Board of Directors

Shareholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our corporate office located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. A shareholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of Class A common stock of SBA. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of products or services, (ii) communications from landlords relating to our obligations or the obligations of one of our subsidiaries under a lease, (iii) communications from tenants relating to our obligations or the obligations of one of our subsidiaries under a lease, (iv) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor, (v) communications from opposing parties relating to pending or threatened legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (vi) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to the business of SBA. The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be sent directly to the Chairman of the Audit Committee, whether or not it was directed to such person.

Available Information

We maintain an internet website at http://www.sbasite.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and NCG Committee, together with certain other corporate governance materials, including our Code of Ethics and Code of Conduct, can be found under the Investor Relations-Corporate Governance section of our website at http://ir.sbasite.com/governance.cfm, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2010 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations-Corporate Governance section of our internet website at http://ir.sbasite.com/annuals.cfm. A request for a copy of such report should be directed to SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487, Attention: Investor Relations. A copy of any exhibit to the 2010 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about March 24, 2011. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: 250 Royall Street, Canton, MA 02021; or by telephone: in the U.S., Puerto Rico and Canada, (800) 733-9393; outside the U.S., Puerto Rico and Canada, (781) 575-4591).

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their nominee.

Appendix A

SBA COMMUNICATIONS CORPORATION

2008 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN

1.1	Purpose and Scope

The purpose of the SBA Communications Corporation 2008 Employee Stock Purchase Plan is to assist employees of SBA Communications Corporation and its subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

1.2	Administration of Plan

The Plan shall be administered by the Committee. The Committee shall have the power to make, amend and repeal rules and regulations for the interpretation and administration of the Plan consistent with the qualification of the plan under Section 423 of the Code. The Committee also is authorized to (1) change the Option Periods and Offering Dates under the Plan and (2) change or modify the method of participation in the Plan by providing written notice to all Employees at least 15 days prior to the date following which such changes will take effect. The Committee may delegate administrative tasks under the Plan to one or more agents. The Committee’s interpretation and decisions in respect to the Plan shall be final and conclusive. The Committee may adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which may vary with local requirements.

ARTICLE II.

DEFINITIONS

Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

2.1. “Board” shall mean the Board of Directors of the Company.

2.2. “Class A Common Stock” shall mean shares of Class A common stock of the Company, par value $0.01 per share.

2.3. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4. “Committee” shall mean the Compensation Committee of the Board, which Committee shall administer the Plan as provided in Section 1.2 hereof.

2.5. “Company” shall mean SBA Communications Corporation, a Florida corporation.

2.6. “Compensation” shall mean the base salary, bonuses, overtime and commissions paid to an Employee by the Company or a Subsidiary in accordance with established payroll procedures.

2.7. “Eligible Employee” shall mean an Employee who (a) has been continuously employed by the Company or Subsidiary for at least 90 consecutive days, (b) is customarily scheduled to work at least 20 hours per week, and (c) whose customary employment is more than five (5) months in a calendar year.

2.8. “Employee” shall mean any employee of the Company or a Subsidiary.

2.9. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.10. “Fair Market Value” of a share of Class A Common Stock as of a given date shall mean (i) the average of the closing prices of the sales of Class A Common Stock on the trading date previous to such date on all national securities exchanges on which such securities may at the time be listed, or, if there have been no sales on any such exchange on the trading date previous to such date, the average of the highest bid and lowest asked prices on all such exchanges at the close of business on the trading day previous to such date, or (ii) if on any date no such shares of Class A Common Stock are so listed, the last sales price quoted in the NASDAQ System as of 4:00 P.M., New York time on the trading date previous to such date, or (iii) if on any date such securities are not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on the trading date previous to such date in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, or (iv) if Class A Common Stock is not publicly traded or quoted or sold in the over-the-counter market, the fair market value of a share of Class A Common Stock as established by the Committee acting in good faith.

2.11. “Lump Sum Payment Date” shall have the meaning assigned in Section 3.2(b)(i) of this Plan.

2.12. “Offering Date” shall mean May 31, August 31, November 30 and February 28 (29th in leap years) of each year.

2.13. “Option Period” shall mean the quarterly period ending with each Offering Date.

2.14. “Option Price” shall mean the purchase price of a share of Class A Common Stock hereunder as provided in Section 4.1 hereof.

2.15. “Participant” shall mean any Eligible Employee who elects to participate.

2.16. “Plan” shall mean this SBA Communications Corporation 2008 Employee Stock Purchase Plan, as the same may be amended from time to time.

2.17. “Plan Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant.

2.18. “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, if such corporation is designated to participate in the Plan by the Board, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a direct or indirect Subsidiary of the Company; provided that the corporation must be eligible to participate in the Plan under Section 423 of the Code. Designation of the participating Subsidiaries may be made from time to time (including adding or removing one or more Subsidiaries from participation) by the Committee, or by an officer of the Company to whom the Committee has delegated the authority to make such a designation, at any time or from time to time without stockholder consent.

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ARTICLE III.

PARTICIPATION

3.1	Eligibility

Subject to Section 3.2(b), an Eligible Employee may participate in the Plan if immediately after the applicable Offering Date, such Employee would not be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

3.2	Election to Participate

(a) Payroll Deductions.    An Eligible Employee may participate in the Plan by means of payroll deductions prior to the relevant Option Period. An Eligible Employee may elect to participate in the Plan during an Option Period by delivering to the Company, no later than the close of business on the last business day of the calendar month preceding the commencement of an Option Period, a written payroll deduction authorization on a form prescribed by the Company. Payroll deductions remitted by a Participant (a) must be equal to at least 1% of the Participant’s Compensation as of the Offering Date; (b) must be equal to at least five dollars ($5.00) per pay period; and (c) may be expressed either as (i) a whole number percentage or (ii) a fixed dollar amount, subject to the provisions of Sections 4.2 and 4.3 hereof. Amounts deducted from a Participant’s Compensation pursuant to this Section 3.2(a) shall be credited to the Participant’s Plan Account.

(b) Optional Lump Sum Payments.    An Eligible Employee may elect to participate in the Plan during an Option Period by delivering to the Company, not later than the close of business on the last business day of the calendar month preceding the commencement of an Option Period, a written notice of election to participate in the Plan by lump sum payment. Lump sum payments remitted by a Participant must be expressed as a fixed dollar amount, subject to the provisions of Sections 4.2 and 4.3 hereof. Lump sum payments remitted by the Participant pursuant to this Section 3.2(b) shall be credited to the Participant’s Plan Account. Lump sum payments remitted by a participant must be remitted in current funds no later than two (2) weeks prior to the end of the applicable Option Period (the “Lump Sum Payment Date”).

(c) Grant of Option.    On the first day of each Option Period, the Company will grant to each Eligible Employee who is then a Participant in the Plan an option to purchase on the Offering Date, at the Option Price, the largest number of whole shares of Class A Common Stock as does not exceed the number of shares determined by dividing $25,000 by the Fair Market Value of a share of the Class A Common Stock on the first day of the Option Period.

(d) Equal Rights and Privileges.    All Eligible Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Section 423(b)(5) of the Code; provided, however, that Eligible Employees participating in a sub-plan adopted pursuant to Section 7.8 that is not designated to qualify under Section 423 of the Code need not have the same rights and privileges as Eligible Employees participating in the Code Section 423 Plan. In addition, the Committee, or an officer of the Company to whom the Committee has delegated the applicable authority, may impose restrictions on eligibility and participation of Eligible Employees who are officers and directors to facilitate compliance with federal or State securities laws or foreign laws.

3.3	Change in Participation

(a) Decrease of Contribution.    A Participant may discontinue his or her participation in the Plan as provided in Article VI hereof, or may decrease his or her payroll deductions or lump sum

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payment at any time during an Option Period, by delivering to the Company a new written deduction authorization or lump sum election, as applicable, in the form prescribed by the Company, authorizing a reduction in the amount of payroll deductions or lump sum amount, as the case may be.

(b) Increase of Contribution.    A Participant may not increase the amount of his or her payroll deductions or lump sum contributions once the Option Period has begun.

(c) Miscellaneous.    The Committee shall have the authority to modify the rules and regulations regarding changes in Participation, by providing Participants notice of such change 15 days prior to the Offering Date.

3.4	Leave of Absence

During leaves of absence approved by the Company and meeting the requirements of Regulation Section 1.421-7(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction, or if elected, a lump sum payment prior to the relevant Offering Date as specified in the Participant’s written notice to the Company, as applicable.

ARTICLE IV.

PURCHASE OF SHARES

4.1	Option Price

The Option Price per share of the Class A Common Stock sold to Participants hereunder shall be 85% of the Fair Market Value of such share on the Offering Date.

4.2	Purchase of Shares

(a) On each Offering Date on which he or she is employed, each Participant will automatically and without any action on his or her part be deemed to have exercised his or her option to purchase at the Option Price the largest number of whole shares of Class A Common Stock which can be purchased with the amount in the Participant’s Plan Account. The balance, if any, remaining in the Participant’s Plan Account (after exercise of his or her option) as of an Offering Date shall, at the election of the Company, be either carried forward to the next Option Period or refunded.

(b) As soon as practicable following each Offering Date, the Company, pursuant to each Participant’s instructions, will electronically deliver to the Participant’s designated brokerage account such number of shares purchased pursuant to Section 4.2(a) above. Thereafter, if requested by the Participant, the Company will physically deliver to the Participant a certificate issued in his or her name for such number of shares; or transfer such shares to another brokerage account. In the event the Company is required to obtain from any commission or agency authority to issue and deliver the shares, either physically or electronically, the Company will seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance and delivery of the shares, either physical or electronic, shall relieve the Company from liability to any Participant except to refund to him or her the amount withheld.

4.3	Limitations on Purchase

No Employee shall be granted an option under the Plan which permits his or her rights to purchase Class A Common Stock under the Plan or any other employee stock purchase plan of the Company or any of its Subsidiaries to accrue at a rate which exceeds $25,000 (as measured by the Fair Market Value of such Class A Common Stock at the time the option is granted) for each calendar year such option is outstanding.

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4.4	Transferability of Rights

An option granted under the Plan shall not be transferable and is exercisable only by the Participant. No option or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition thereof shall be null and void and of no effect.

ARTICLE V.

PROVISIONS RELATING TO CLASS A COMMON STOCK

5.1	Class A Common Stock Reserved

There shall be 500,000 authorized but un-issued or reacquired shares of Class A Common Stock reserved for issuance pursuant to this Plan, subject to adjustment in accordance with Section 5.2 hereof.

5.2	Adjustment for Changes in Class A Common Stock

In the event that adjustments are made in the number of outstanding shares of Class A Common Stock or the shares are exchanged for a different class of stock of the Company by reason of stock dividend, stock split or other subdivision, the Committee shall make appropriate adjustments in (a) the number and class of shares or other securities that may be reserved for purchase hereunder and (b) the Option Price of outstanding options.

5.3	Merger, Acquisition or Liquidation

In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company’s assets or 80% or more of the Company’s then outstanding voting stock or the liquidation or dissolution of the Company, the date of exercise with respect to outstanding options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless the Committee shall, in its sole discretion, provide for the assumption or substitution of such options in a manner complying with Section 424(a) of the Code.

5.4	Insufficient Shares

If the aggregate funds available for the purchase of Class A Common Stock on any Offering Date would cause an issuance of shares in excess of the number provided for in Section 5.1 hereof, (a) the Committee shall proportionately reduce the number of shares that would otherwise be purchased by each Participant in order to eliminate such excess, and (b) the Plan shall automatically terminate immediately after such Offering Date.

5.5	Rights as Stockholders

With respect to shares of Class A Common Stock subject to an option, a Participant shall not be deemed to be a stockholder and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder when, but not until, the shares have been issued and either physically or electronically delivered, to him or her, following exercise of his or her option.

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ARTICLE VI.

TERMINATION OF PARTICIPATION

6.1	Early Termination of Participation; Voluntary Withdrawal

(a) A Participant may terminate his or her obligation to make any additional payments into the Plan, either by additional payroll deductions or by additional lump sum payments, at any time during an Option Period by delivering written notice of such early termination to the Company. Upon delivery of such notice, all payroll deductions will cease and/or the Participant will be relieved from any future lump sum payment obligations, as applicable. Upon any such early termination, such Participant may elect either to withdraw from the Plan pursuant to Section 6.1(b) below or to have amounts credited to his or her Plan Account held in the Plan for the purchase of Class A Common Stock pursuant to Section 4.2. A Participant who early terminates his or her participation in the Plan during any Option Period shall not be permitted to resume making contributions, or remitting lump sum payments, as applicable, to the Plan during such Option Period.

(b) A Participant may withdraw from the Plan at any time by written notice to the Company prior to the close of business on an Offering Date. Within 21 days after the notice of withdrawal is delivered, the Company shall refund the entire amount, if any, in a Participant’s Plan Account to him or her, and the following shall be deemed automatically terminated: (i) the Participant’s payroll deduction authorization or written notice of election to participate in the Plan by remitting a lump sum payment, as applicable, (ii) his or her interest in the Plan and (iii) his or her option under the Plan. Any Eligible Employee who withdraws from the Plan may again become a Participant in accordance with Section 3.2 hereof.

6.2	Termination of Eligibility

(a) If a Participant ceases to be eligible under Section 3.1 hereof for any reason, the amount in such Participant’s Plan Account will be refunded to the Participant or his or her designated beneficiary or estate within 21 days of his or her termination of employment or other cessation of eligibility.

(b) Upon payment by the Company to the Participant or his or her beneficiary or estate of the remaining balance, if any, in Participant’s Plan Account, the Participant’s interest in the Plan and the Participant’s option under the Plan shall terminate.

ARTICLE VII.

GENERAL PROVISIONS

7.1	Condition of Employment

Neither the creation of the Plan nor an Employee’s participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Subsidiary to terminate an Employee at any time with or without cause.

7.2	Amendment of the Plan

(a) The Board or Committee may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that without approval of the Company’s stockholders given within 12 months before or after action by the Board or Committee, the Plan may not be amended to increase the maximum number of shares subject to the Plan or change the designation or class of Eligible Employees.

(b) Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded within 21 days of such termination.

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7.3	Use of Funds; No Interest Paid

All funds received by the Company by reason of purchase of Class A Common Stock hereunder will be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest will be paid to any Participant or credited under the Plan.

7.4	Term; Approval by Stockholders

The Plan shall terminate on the tenth anniversary of the date of its initial approval by the stockholders of the Company, unless earlier terminated by action of the Board. No option may be granted during any period of suspension of the Plan nor after termination of the Plan. The Plan will be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided further that if such approval has not been obtained by the end of said 12-month period, all options previously granted under the Plan shall thereupon be canceled and become null and void.

7.5	Effect Upon Other Plans

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company or any Subsidiary (a) to establish any other forms of incentives or compensation for employees of the Company or any Subsidiary or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.6	Conformity to Securities Laws

Notwithstanding any other provision of this Plan, this Plan and the participation in this Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.7	Governing Law

The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware.

7.8	Sub-Plans

The Board may also adopt sub-plans applicable to particular Subsidiaries, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Article V, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

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SBA COMMUNICATIONS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

MAY 4, 2011

The undersigned shareholder acknowledges receipt of the Notice of Internet Availability of Proxy Materials and hereby appoints Steven E. Bernstein and Jeffrey A. Stoops or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of Class A common stock of SBA Communications Corporation (“SBA”) at the Annual Meeting of Shareholders to be held at SBA’s corporate office, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487 on Wednesday, May 4, 2011, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3, FOR THE “3 YEAR” OPTION IN PROPOSAL 4, AND “FOR” PROPOSAL 5. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

(Please Sign on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE ã

The Board of Directors recommends a vote FOR the director
nominees in proposal 1, FOR proposals 2 and 3, for the
3 YEAR option in proposal 4, and FOR proposal 5. If no
specification is made, the shares will be voted in accordance
with such Board of Directors’ recommendation.				Please Mark Here for Address Change or Comments ☐ SEE REVERSE SIDE

1. Election of Director Nominees:	FOR The listed nominee	WITHHOLD AUTHORITY for the listed nominee		3. To approve, on an advisory basis, the compensation of SBA’s named executive officers.	☐ FOR	☐ AGAINST	☐ ABSTAIN
For a three-year term expiring at the 2014 Annual Meeting:

1a. Steven E. Bernstein	☐	☐		4. To approve, on an advisory basis, the frequency of the shareholder vote on the compensation of SBA’s named executive officers.	☐ 3 YEAR	☐ 2 YEAR	☐ 1 YEAR	☐ ABSTAIN
1b. Duncan H. Cocroft	☐	☐

2. To approve ratification of the appointment of Ernst & Young LLP as SBA’s independent registered certified public accounting firm for the 2011 fiscal year.	☐ FOR	☐ AGAINST	☐ ABSTAIN	5. To approve an amendment to the 2008 Employee Stock Purchase Plan.	☐ FOR	☐ AGAINST	☐ ABSTAIN
Note. Such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

				If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.	WILL ATTEND ☐

Signature                                               Signature                                          Date

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

é FOLD AND DETACH HERE é

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE PROXY SUBMISSION,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone proxy submission is available through 11:59 p.m. Eastern Time the day prior to Annual Meeting day.

Your Internet or telephone proxy submission authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To submit a proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

SBA’s proxy statement and annual report are available online at www.edocumentview.com/SBAC.